UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE KROGER CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2018 Annual Meeting of Shareholders

Fellow Kroger Shareholders:

It is our pleasure to invite you to join our Board of Directors, senior leadership, and other Kroger associates at The Kroger Co. Annual Meeting of Shareholders.

When:	Thursday, June 28, 2018, at 11:00 a.m. eastern time.

Where:	Music Hall Music Hall Ballroom 1241 Elm Street Cincinnati, OH 45202

Items of Business:

1.   To elect 11 director nominees.

2.   To approve our executive compensation, on an advisory basis.

3.   To approve an amendment to our Regulations to adopt proxy access.

4.   To approve an amendment to our Regulations to permit Board amendments in accordance with Ohio law.

5.   To ratify the selection of our independent auditor for fiscal year 2018.

6.   To vote on three shareholder proposals, if properly presented at the meeting.

7.   To transact other business as may properly come before the meeting.

Who can Vote:	Holders of Kroger common shares at the close of business on the record date May 2, 2018 are entitled to notice of and to vote at the meeting.

How to Vote:	Your vote is important! Please vote your proxy in one of the following ways:

1.   Via the internet, by visiting www.proxyvote.com.

2.   By telephone, by calling the number on your proxy card, voting instruction form or notice.

3.   By mail, by marking, signing, dating and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.

4.   In person, by attending the meeting in Cincinnati.

Attending the Meeting:	Shareholders holding shares at the close of business on the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, you must bring either: (1) the notice of meeting that was separately mailed to you or (2) the top portion of your proxy card, either of which will be your admission ticket. You must also bring valid photo identification, such as a driver’s license or passport. We reserve the right to exclude any person who cannot provide an admission ticket and valid photo identification.

Webcast of the Meeting:	If you are unable to attend the meeting, you may listen to a live webcast of the meeting by visiting ir.kroger.com at 11:00 a.m. eastern time on June 28, 2018.

We appreciate your continued confidence in Kroger, and we look forward to seeing you at the meeting.

May 15, 2018	By Order of the Board of Directors,
Cincinnati, Ohio	Christine S. Wheatley, Secretary

Proxy Statement

May 15, 2018

We are providing this notice, proxy statement and annual report to the shareholders of The Kroger Co. (“Kroger”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Kroger (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 28, 2018, at 11:00 a.m. eastern time, at the Music Hall Ballroom, Music Hall, 1241 Elm St., Cincinnati, Ohio 45202, and at any adjournments thereof.

Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This notice, proxy statement and annual report, and the accompanying proxy card were first furnished to shareholders on May 15, 2018.

Who can vote?

You can vote if, as of the close of business on May 2, 2018, you were a shareholder of record of Kroger common shares.

Who is asking for my vote, and who pays for this proxy solicitation?

Your proxy is being solicited by Kroger’s Board of Directors. Kroger is paying the cost of solicitation. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, New York, a proxy solicitation firm, to assist us in soliciting proxies and we will pay them a fee estimated not to exceed $17,500.

We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.

Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

Who are the members of the Proxy Committee?

Robert D. Beyer, W. Rodney McMullen, and Ronald L. Sargent, all Kroger Directors, are the members of the Proxy Committee for our 2018 Annual Meeting.

How do I vote my proxy?

You can vote your proxy in one of the following ways:

1.	Via the internet, by visiting www.proxyvote.com.

2.	By telephone, by calling the number on your proxy card, voting instruction form, or notice.

3.	By mail, by marking, signing, dating and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.

4.	In person, by attending the meeting in Cincinnati.

What do I need to attend the meeting in person in Cincinnati?

If you plan to attend the meeting, you must bring either: (1) the notice of meeting that was separately mailed to you or (2) the top portion of your proxy card, either of which will be your admission ticket. You must also bring valid photo identification, such as a driver’s license or passport. We reserve the right to exclude any person who cannot provide an admission ticket and valid photo identification.

Can I change or revoke my proxy?

The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202, in person at the meeting or by executing and sending us a subsequent proxy.

How many shares are outstanding?

As of the close of business on May 2, 2018, the record date, our outstanding voting securities consisted of 803,990,079 common shares.

How many votes per share?

Each common share outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other proposal. Shareholders may not cumulate votes in the election of directors.

What voting instructions can I provide?

You may instruct the proxies to vote “For” or “Against” each proposal, or you may instruct the proxies to “Abstain” from voting.

What happens if proxy cards or voting instruction forms are returned without instructions?

If you are a registered shareholder and you return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board.

If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, 3, 4, 6, 7, or 8, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 5, ratification of auditors, is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

What are the voting requirements for each of the proposals?

Proposal No. 1 Election of Directors – An affirmative vote of the majority of the total number of votes cast “For” or “Against” a director nominee is required for the election of a director in an uncontested election. A majority of votes cast means that the number of shares voted “For” a director nominee must exceed the number of votes “Against” such director. Broker non-votes and abstentions will have no effect on this proposal.

Proposal No. 2 Advisory Vote to Approve Executive Compensation – Advisory approval by shareholders of executive compensation requires the affirmative vote of the majority of shares participating in the voting. Broker non-votes and abstentions will have no effect on this proposal.

Proposal No. 3 Vote to Approve Amendment to Regulations to Permit Proxy Access – An affirmative vote of the majority of the outstanding shares is required to amend the Regulations to permit proxy access. Broker non-votes and abstentions will have the same effect as a vote against this proposal.

Proposal No. 4 Vote to Approve Amendment to Regulations to Permit Board Amendments in Accordance with Ohio Law – An affirmative vote of 75% of the outstanding shares is required to amend the Regulations to permit Board amendments of certain provisions. Broker non-votes and abstentions will have the same effect as a vote against this proposal.

Proposal No. 5 Ratification of Independent Auditors – Ratification by shareholders of the selection of independent public accountants requires the affirmative vote of the majority of shares participating in the voting. Abstentions will have no effect on this proposal.

Proposal Nos. 6, 7, and 8 Shareholder Proposals – The affirmative vote of the majority of shares participating in the voting on a shareholder proposal is required for such proposal to pass. Accordingly, broker non-votes and abstentions will have no effect on these proposals.

How does the Board of Directors recommend that I vote?

Proposal	For More Information	Board Recommendation

Item No. 1 Election of Directors	See page 5	FOR

Item No. 2 Advisory Vote to Approve Executive Compensation	See page 50	FOR

Item No. 3 Amendment to Regulations to Permit Proxy Access	See page 50	FOR

Item No. 4 Amendment to Regulations to Permit Board Amendments in Accordance with Ohio Law	See page 53	FOR

Item No. 5 Ratification of Independent Auditors	See page 54	FOR

Item Nos. 6, 7, and 8 Shareholder Proposals	See page 57	AGAINST

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on June 28, 2018

The Notice of 2018 Annual Meeting, Proxy Statement and 2017 Annual Report and the means to vote by internet are available at www.proxyvote.com.

Kroger’s Corporate Governance Practices

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✓	Strong Board oversight of enterprise risk.

✓	All director nominees are independent, except for the CEO.

✓	All five Board committees are fully independent.

✓	Robust code of ethics.

✓	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.

✓	Annual Board and committee self-assessments.

✓	Commitment to Board refreshment and diversity.

✓	Regular executive sessions of the independent directors, at the Board and committee level.

✓	Strong independent Lead Director with clearly defined role and responsibilities.

✓	High degree of Board interaction with management to ensure successful oversight and succession planning.

Shareholder Rights

✓	All directors are elected annually with a simple majority standard for all uncontested director elections and by plurality in contested director elections.

✓	No poison pill (shareholder rights plan).

✓	Shareholders have the right to call a special meeting.

✓	Regular engagement with shareholders to understand their perspectives and concerns on a broad array of topics, including corporate governance matters.

✓	Responsive to shareholder feedback.

Compensation Governance

✓	Pay program tied to performance and business strategy.

✓	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.

✓	Stock ownership guidelines align executive and director interests with those of shareholders.

✓	Prohibition on all hedging, pledging and short sales of Kroger securities by directors and executive officers.

✓	No tax gross-up payments to executives.

Proposals to Shareholders

Item No. 1. Election of Directors

You are being asked to elect 11 director nominees for a one-year term. The Board of Directors recommends that you vote FOR the election of all director nominees.

As of the date of this proxy statement, Kroger’s Board of Directors consists of 11 members. All nominees, if elected at the 2018 Annual Meeting, will serve until the annual meeting in 2019, or until their successors have been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified.

Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, is the affirmative vote of a majority of the votes cast for or against the election of a nominee.

The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement.

Nominees for Directors for Terms of Office Continuing until 2019

Nora A. Aufreiter Age 58 Director Since 2014 Committees: Financial Policy Public Responsibilities

Ms. Aufreiter is a Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 27 years with McKinsey, most recently as a director and senior partner. During that time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions and other consumer-facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia, The Neiman Marcus Group, and Cadillac Fairview, one of North America’s largest owners, operators and developers of commercial real estate. Ms. Aufreiter also serves on the boards of St. Michael’s Hospital and the Canadian Opera Company, and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada.

Ms. Aufreiter has over 30 years of broad business experience in a variety of retail sectors. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board. She also brings to the Board valuable insight on commercial real estate.

Robert D. Beyer Lead Director Age 58 Director Since 1999 Committees: Corporate Governance* Financial Policy

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of Leucadia National Corporation. In the past five years he also served as a director of The Allstate Corporation.

Mr. Beyer brings to Kroger his experience as CEO of TCW, a global investment management firm serving many of the largest institutional investors in the U.S. He has exceptional insight into Kroger’s financial strategy, and his experience qualifies him to serve as a member of the Board. While at TCW, he also conceived and developed the firm’s risk management infrastructure, an experience that is useful to Kroger’s Board in performing its risk management oversight functions. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times. His strong insights into corporate governance form the foundation of his leadership role as Lead Director on the Board.

Anne Gates Age 58 Director Since 2015 Committees: Audit Public Responsibilities

Ms. Gates was President of MGA Entertainment, Inc., a privately-held developer, manufacturer and marketer of toy and entertainment products for children, from 2014 until her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1991-2012. Her roles included executive vice president, chief financial officer for Disney Consumer Products, managing director for Disney Consumer Products Europe and Emerging Markets, and senior vice president of operations, planning and analysis. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns. She is currently a director of Tapestry, Inc. (formerly known as Coach, Inc.) and Raymond James Financial, Inc.

Ms. Gates has over 25 years of experience in the retail and consumer products industry. She brings to Kroger financial expertise gained while serving as President of MGA and CFO of a division of The Walt Disney Company. Ms. Gates has a broad business background in finance, marketing, strategy and business development, including international business. Her expertise in toy and entertainment products is of particular value to the Board. Ms. Gates has been designated an Audit Committee financial expert.

Susan J. Kropf Age 69 Director Since 2007 Committees: Compensation Corporate Governance

Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970 and, during her tenure at Avon, Ms. Kropf also served as Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000 and President, Avon U.S. from 1997 to 1998. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a director of Avon Products, Inc., Tapestry, Inc. (formerly known as Coach, Inc.), and Sherwin Williams Company. In the past five years she also served as a director of MeadWestvaco Corporation.

Ms. Kropf has unique and valuable consumer insight, having led a major, publicly-traded retailer of beauty and related consumer products. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background, and has significant boardroom experience through her service on the boards of various public companies, including experience serving on compensation, audit, and corporate governance committees. She was inducted into the YWCA Academy of Women Achievers. Ms. Kropf received recognition from the National Association of Corporate Directors as an NACD Directorship 100 “Class of 2016” member.

W. Rodney McMullen Chairman and Chief Executive Officer Age 57 Director Since 2003

Mr. McMullen was elected Chairman of the Board in January 2015 and Chief Executive Officer of Kroger in January 2014. Mr. McMullen served as Kroger’s President and Chief Operating Officer from August 2009 to December 2013. Prior to that role, Mr. McMullen was elected to various roles at Kroger including Vice Chairman in 2003, Executive Vice President in 1999 and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation and VF Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 38 years with Kroger. He has a strong background in finance, operations, and strategic partnerships, having served in a variety of roles with Kroger, including as our CFO, COO and Vice Chair. His service on the compensation, executive, and investment committees of Cincinnati Financial Corporation and the audit and nominating and governance committees of VF Corporation adds depth to his extensive retail experience.

Jorge P. Montoya Age 71 Director Since 2007 Committees: Compensation Public Responsibilities*

Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.

Clyde R. Moore Age 64 Director Since 1997 Committees: Compensation* Corporate Governance

Mr. Moore was the Chairman of First Service Networks, a national provider of facility and maintenance repair services, until his retirement in 2015. Prior to his retirement, he was Chairman and Chief Executive Officer of First Service Networks from 2000 to 2014.

Mr. Moore has over 30 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and numerous manufacturing companies. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities, digital and manufacturing businesses. Additionally, his expertise and leadership as Chair of the Compensation and Talent Development Committee is of particular value to the Board.

James A. Runde Age 71 Director Since 2006 Committees: Compensation Financial Policy*

Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he was employed from 1974 until his retirement in 2015. He was a member of the Board of Directors of Burlington Resources, Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a Trustee Emeritus of Marquette University and the Pierpont Morgan Library.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He also has served on the compensation committee of a major corporation.

Ronald L. Sargent Age 62 Director Since 2006 Committees: Audit* Public Responsibilities

Mr. Sargent is the former Chairman and Chief Executive Officer of Staples, Inc., a business products retailer, where he was employed from 1989 until his retirement in January 2017. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. He is a director of Five Below, Inc. and Wells Fargo & Company. In the past five years he was a director of Staples, Inc.

Mr. Sargent has over 35 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer. His understanding of retail operations, consumer insights, and e-commerce are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert.

Bobby S. Shackouls Age 67 Director Since 1999 Committees: Audit Corporate Governance

Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, from July 1997 until its merger with ConocoPhillips in 2006 and its President and Chief Executive Officer from December 1995 until 2006. Mr. Shackouls was also the President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, from 1994 to 1995. Mr. Shackouls is a director of Plains GP Holdings, LLC and Oasis Petroleum Inc. In the past five years, Mr. Shackouls was a director of PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. Mr. Shackouls previously served as Kroger’s Lead Director.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background, as well as his experience leading a major natural resources company, coupled with his corporate governance expertise.

Mark S. Sutton Age 56 Director Since 2017 Committees: Audit Public Responsibilities

Mr. Sutton is Chairman and Chief Executive Officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp and paper products. Prior to becoming CEO, he served as President and Chief Operating Officer with responsibility for running the company’s global business. Mr. Sutton joined International Paper in 1984 as an electrical engineer. He held roles of increasing responsibility throughout his career, including mill manager, Vice President of corrugated packaging operations across Europe, the Middle East and Africa, Vice President of corporate strategic planning, and Senior Vice President of several business units, including global supply chain, before being named CEO in 2014. He serves on the boards of the American Forest & Paper Association, the Business Roundtable, the International Advisory Board of the Moscow School of Management — Skolkovo, Memphis Tomorrow and the New Memphis Institute.

Mr. Sutton has over thirty years of leadership experience with increasing levels of responsibility and leadership at International Paper. He brings to the Board the critical thinking that comes with an electrical engineering background as well as his experience leading a global company. His strong strategic planning background and supply chain experience are of particular value to the Board. Mr. Sutton has been designated an Audit Committee financial expert.

The Board of Directors Recommends a Vote For Each Director Nominee.

Diversity of Background

Our director nominees possess relevant experience, skills and qualifications that contribute to a well-functioning Board that effectively oversees the Company’s strategy and management. Listed below are the skills and experience that we consider important for our directors in light of our current business, strategy and structure:

	Nora Aufreiter	Robert Beyer	Anne Gates	Susan Kropf	Rodney McMullen	Jorge Montoya	Clyde Moore	James Runde	Ronald Sargent	Bobby Shackouls	Mark Sutton	Total (of 11)

Business Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	11

Retail	🌑		🌑	🌑	🌑	🌑			🌑			6

Consumer	🌑		🌑	🌑	🌑	🌑			🌑			6

Financial Expertise		🌑	🌑	🌑	🌑		🌑	🌑	🌑	🌑	🌑	9

Risk Management		🌑			🌑			🌑	🌑	🌑	🌑	6

Operations &Technology	🌑		🌑	🌑	🌑	🌑	🌑		🌑	🌑	🌑	9

Sustainability	🌑		🌑	🌑		🌑			🌑		🌑	6

Manufacturing			🌑	🌑			🌑				🌑	4

Information Concerning the Board of Directors

Board Leadership Structure and Lead Independent Director

The Board is currently composed of ten independent non-employee directors and one management director, Mr. McMullen, the Chairman and CEO. Kroger has a governance structure in which independent directors exercise meaningful and vigorous oversight.

As provided in Kroger’s Guidelines on Issues of Corporate Governance (the “Guidelines”), the Board has designated one of the independent directors as Lead Director. The Lead Director works with the Chairman to share governance responsibilities, facilitate the development of Kroger’s strategy and grow shareholder value. The Lead Director serves a variety of roles, consistent with current best practices, including:

•	reviewing and approving Board meeting agendas, materials and schedules to confirm that the appropriate topics are reviewed, with sufficient information provided to directors on each topic and appropriate time is allocated to each;

•	serving as the principal liaison between the Chairman, management and the independent directors;

•	presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present;

•	calling meetings of independent directors at any time; and

•	serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders.

The Lead Director carries out these responsibilities in numerous ways, including:

•	facilitating communication and collegiality among the Board;

•	soliciting direct feedback from non-employee directors;

•	overseeing the succession process, including site visits and meeting with a wide range of employees including corporate and division management associates;

•	meeting with the CEO frequently to discuss strategy;

•	serving as a sounding board and advisor to the CEO; and

•	discussing Company matters with other directors between meetings.

Unless otherwise determined by the independent members of the Board, the Chair of the Corporate Governance Committee is designated as the Lead Director. Robert D. Beyer, an independent director and the Chair of the Corporate Governance Committee, is currently the Lead Director. Mr. Beyer is an effective Lead Director for Kroger due to, among other things:

•	his independence;

•	his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director;

•	his insight into corporate governance, his experience as the CEO of a global investment management firm;

•	his experience on the boards of other large publicly traded companies; and

•	his engagement and commitment to carrying out the role and responsibilities of the Lead Director.

With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine whether it is in the best interests of Kroger and our shareholders for the roles to be combined. The Board exercises this judgment as it deems appropriate in light of prevailing circumstances. Upon retirement of our former Chairman, David B. Dillon, on December 31, 2014, the Board determined that it is in the best interests of Kroger and our shareholders for one person to serve as the Chairman and CEO, as was the case from 2004 through 2013, with another individual serving as independent Lead Director. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interest of shareholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board believes that the structure of the Chairman and independent Lead Director position should continue to be considered as part of the succession planning process.

Annual Board Evaluation Process

The Board and each of its committees conduct an annual self-evaluation to determine whether the Board is functioning effectively both at the Board and at the committee levels. As part of this annual self-evaluation, the Board assesses whether the current leadership structure and function continues to be appropriate for Kroger and its shareholders. The Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, is well-served by this flexible leadership structure.

The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and promoting Board effectiveness. The Corporate Governance Committee oversees an annual evaluation process led by the Lead Independent Director (who also serves as Chair of the Corporate Governance Committee).

Each director completes an annual self-evaluation of the Board and the committees on which he or she serves. These self-evaluations are designed to help assess the skills, qualifications, and experience represented on the Board and its committees, and to determine whether the Board and its committees are functioning effectively. The results of this annual self-evaluation are discussed by the full Board and each committee, as applicable, and changes to the Board’s and its committees’ practices are implemented as appropriate.

Committees of the Board of Directors

To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established five standing committees: Audit, Compensation and Talent Development (“Compensation”), Corporate Governance, Financial Policy and Public Responsibilities. All committees are composed exclusively of independent directors, as determined under the NYSE listing standards. The current charter of each Board committee is available on our website at ir.kroger.com under Investors —Governance — Committee Composition.

Name of Committee, Number of Meetings, and Current Members	Committee Functions

Audit Committee Meetings in 2017: 5 Members: Ronald L. Sargent, Chair Anne Gates Bobby S. Shackouls Mark S. Sutton

•  Oversees the Company’s financial reporting and accounting matters, including review of the Company’s financial statements and the audit thereof, the Company’s financial reporting and accounting process, and the Company’s systems of internal control over financial reporting

•  Selects, evaluates and oversees the compensation and work of the independent registered public accounting firm and reviews its performance, qualifications, and independence

•  Oversees and evaluates the Company’s internal audit function, including review of its audit plan, policies and procedures and significant findings

•  Oversees risk assessment and risk management, including review of cybersecurity risks as well as legal or regulatory matters that could have a significant effect on the Company

•  Reviews and monitors the Company’s compliance programs, including the whistleblower program

Compensation Committee Meetings in 2017: 5 Members: Clyde R. Moore, Chair Susan J. Kropf Jorge P. Montoya James A. Runde

•  Recommends for approval by the independent directors the compensation of the CEO, and approves the compensation of other senior management

•  Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans

•  Has sole authority to retain and direct the committee’s compensation consultant

•  Assists the full Board with senior management succession planning

Name of Committee, Number of Meetings, and Current Members	Committee Functions

Corporate Governance Committee Meetings in 2017: 2 Members: Robert D. Beyer, Chair Susan J. Kropf Clyde R. Moore Bobby S. Shackouls

•  Oversees the Company’s corporate governance policies and procedures

•  Develops criteria for selecting and retaining directors, including identifying and recommending qualified candidates to be director nominees

•  Designates membership and Chairs of Board committees

•  Reviews the Board’s performance and director independence

•  Establishes and reviews the practices and procedures by which the Board performs its functions

Financial Policy Committee Meetings in 2017: 2 Members: James A. Runde, Chair Nora A. Aufreiter Robert D. Beyer

•  Reviews and recommends financial policies and practices

•  Oversees management of the Company’s financial resources

•  Reviews the Company’s annual financial plan, significant capital investments, plans for major acquisitions or sales, issuance of new common or preferred stock, dividend policy, creation of additional debt and other capital structure considerations including additional leverage or dilution in ownership

•  Monitors the investment management of assets held in pension and profit sharing plans administered by the Company

Public Responsibilities Committee Meetings in 2017: 2 Members: Jorge P. Montoya, Chair Nora A. Aufreiter Anne Gates Ronald L. Sargent Mark S. Sutton

•  Reviews the Company’s policies and practices affecting its social and public responsibility as a corporate citizen, including: community relations, charitable giving, supplier diversity, sustainability, government relations, political action, consumer and media relations, food and pharmacy safety and the safety of customers and employees

•  Reviews and examines the Company’s evaluation of and response to changing public expectations and public issues affecting the business

Director Nominee Selection Process

The Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors and shareholders. In addition, the Corporate Governance Committee has retained an independent search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Corporate Governance Committee.

These criteria are:

•	demonstrated ability in fields considered to be of value to the Board in the deliberation and long-term planning of the Board and Kroger, including business management, public service, education, technology, law and government;

•	highest standards of personal character and conduct;

•	willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

•	ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

The Corporate Governance Committee also considers the specific experience and abilities of director candidates in light of our current business, strategy and structure and the current or expected needs of the Board in its identification and recruitment of director candidates.

Board Diversity and Succession Planning

Our director nominees reflect a wide array of experience, skills and backgrounds. Each director is individually qualified to make unique and substantial contributions to Kroger. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. Our Board is a dynamic group of new and experienced members, providing an appropriate balance of institutional knowledge and fresh perspectives about Kroger due to the varied length of tenure on the Board. This blend of qualifications, attributes and tenure results in highly effective board leadership.

The Corporate Governance Committee considers racial, ethnic and gender diversity to be important elements in promoting full, open and balanced deliberations of issues presented to the Board. The Corporate Governance Committee considers director candidates that help the Board reflect the diversity of our shareholders, associates, customers and the communities in which we operate. Some consideration also is given to the geographic location of director candidates in order to provide a reasonable distribution of members from Kroger’s operating areas.

Board succession planning is an ongoing, year-round process. The Corporate Governance Committee recognizes the importance of thoughtful Board refreshment, and engages in a continuing process of identifying attributes sought for future Board members. The Corporate Governance Committee takes into account the Board and committee evaluations regarding the specific qualities, skills, and experiences that would contribute to overall Board and committee effectiveness, as well as the future needs of the Board and its committees in light of Kroger’s current and long-term business strategies, and the skills and qualifications of directors who are expected to retire in the future.

Shareholder Engagement

Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team. We have a longstanding history of engaging with our shareholders through our investor relations team’s year-round outreach program. At the direction of our Board, we expanded our shareholder engagement program in 2016 to include outreach to our largest shareholders’ governance teams. In 2017, we requested meetings with shareholders representing nearly 40% of our outstanding shares and ultimately engaged with shareholders representing over a third of our outstanding shares.

During these engagements, we discussed and solicited feedback on a range of topics, including business strategy, corporate governance, executive compensation and sustainability. In addition, we attended industry events to further engage with shareholders and subject matter experts. These conversations provided valuable insights into our shareholders’ perspectives and their feedback was shared with, and considered by, our full Board.

Candidates Nominated by Shareholders

The Corporate Governance Committee will consider shareholder recommendations for director nominees for election to the Board. If shareholders wish to nominate a person or persons for election to the Board at our 2019 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices, in accordance with Kroger’s Regulations, not later than March 31, 2019. Such notice should include the name, age, business address and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Corporate Governance Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Corporate Governance Committee, as described above. See “Director Nominee Selection Process.”

If Item No. 3 on proxy access is approved by the requisite vote at the 2018 Annual Meeting, eligible shareholders will have the ability to submit director nominees for inclusion in our proxy statement for the 2019 annual meeting of shareholders. As described in more detail in Item No. 3, to be eligible, shareholders must have owned at least 3% of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 16, 2018 and no later than January 15, 2019.

Corporate Governance Guidelines

The Board has adopted the Guidelines on Issues of Corporate Governance, which includes copies of the current charters for each of the five standing committees of the Board. The Guidelines are available on our website at ir.kroger.com under Investors – Governance – Guidelines on Issues of Corporate Governance. Shareholders may also obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence

The Board has determined that all of the non-employee directors have no material relationships with Kroger and satisfy the criteria for independence set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual. Therefore, all non-employee directors are independent for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger and its management, and other relevant information. The Board considered, among other things, that

•	the value of any business transactions between Kroger and entities with which the directors are affiliated falls below the thresholds identified by the NYSE listing standards, and

•	none had any material relationships with Kroger other than serving on our Board.

Audit Committee Expertise

The Board has determined that Anne Gates, Ronald L. Sargent and Mark S. Sutton, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.

Code of Ethics

The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and directors, including Kroger’s principal executive, financial and accounting officers. The Policy is available on our website at ir.kroger.com under Investors – Governance – Policy on Business Ethics. Shareholders may also obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

Communications with the Board

The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President, Chief Ethics and Compliance Officer and the Vice President of Internal Audit and reported to the Audit Committee as deemed appropriate.

Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. Communications relating to personnel issues or our ordinary business operations, or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the Chair of the Corporate Governance Committee for further consideration. The Chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Corporate Governance Committee or the entire Board.

Attendance

The Board held six meetings in fiscal year 2017. During fiscal 2017, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All 11 members attended last year’s annual meeting.

Independent Compensation Consultants

The Compensation Committee directly engages a compensation consultant to advise the Compensation Committee in the design of Kroger’s executive compensation. The Committee retained a consultant from Mercer Human Resource Consulting (“Mercer”) from 2001 through December 2017. Retained by and reporting directly to the Compensation Committee, Mercer provided the Committee with assistance in evaluating Kroger’s executive compensation programs and policies.

In fiscal 2017, Kroger paid Mercer $361,147 for work performed for the Compensation Committee. Kroger, on management’s recommendation, retained the parent and affiliated companies of Mercer to provide other services for Kroger in fiscal 2017, for which Kroger paid $8,394,369. These other services primarily related to insurance claims (for which Kroger was reimbursed by insurance carriers as claims were adjusted), insurance brokerage and bonding commissions provided by Marsh USA Inc., and pension plan compliance and actuary services provided by Mercer Inc. Kroger also made payments to affiliated companies for insurance premiums that were collected by the affiliated companies of Mercer on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers. Neither the Compensation Committee nor the Board expressly approved the other services provided by Mercer. After taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that the Mercer consultant was independent and Mercer’s work has not raised any conflict of interest because:

•	the Mercer consultant was first engaged by the Compensation Committee before he became associated with Mercer;

•	the Mercer consultant works exclusively for the Compensation Committee and not for our management;

•	the Mercer consultant does not benefit from the other work that Mercer’s parent and affiliated companies perform for Kroger; and

•	neither the Mercer consultant nor the Mercer consultant’s team perform any other services for Kroger.

In July 2017, the Committee invited proposals from other executive compensation consulting firms. Following consideration of several firms, in December 2017, the Committee engaged Korn Ferry Hay Group (“Korn Ferry”) as its executive compensation consultant. Due to the timing of the engagement, Korn Ferry did not have an opportunity to assist the Committee with the design and development of the executive compensation programs for fiscal 2017, other than assisting in the final determination of fiscal 2017 payouts.

After taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that the Korn Ferry consultant was independent and Korn Ferry’s work has not raised any conflict of interest.

The Compensation Committee may engage an additional compensation consultant from time to time as it deems advisable.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of Kroger during fiscal 2017, and no member of the Compensation Committee is a former officer of Kroger or was a party to any related person transaction involving Kroger required to be disclosed under Item 404 of Regulation S-K. During fiscal 2017, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of Kroger’s Board of Directors or Compensation Committee of the Board.

Board Oversight of Enterprise Risk

While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

The Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees. At the committee level, reports are given by management subject matter experts to each committee on risks within the scope of their charters.

The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure, and management’s efforts to monitor and control the major areas of risk exposure including cybersecurity risk. The Audit Committee incorporates its risk oversight function into its regular reports to the Board and also discusses with management its policies with respect to risk assessment and risk management.

Management provides regular updates throughout the year to the respective Board committees regarding management of the risks they oversee. For example, our Vice President, Chief Ethics and Compliance Officer provides regular updates to the Audit Committee on our compliance risks and actions taken to mitigate that risk; and our Executive Vice President and Chief Information Officer and our Chief Information Security Officer provide regular updates on our cybersecurity risks and actions taken to mitigate that risk to the Audit Committee. The Audit Committee reports on risk to the full Board at each regular meeting of the Board.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management, led by Mr. McMullen as Chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Director Compensation

2017 Director Compensation

The following table describes the 2017 compensation for non-employee directors. Mr. McMullen does not receive compensation for his Board service.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(3)	Total

Nora A. Aufreiter	$86,371	$165,872	—	—	$252,243

Robert D. Beyer	$127,016	$165,872	—	$10,185	$303,073

Anne Gates	$96,532	$165,872	—	—	$262,404

Susan J. Kropf	$88,062	$165,872	—	—	$253,934

Jorge P. Montoya	$101,613	$165,872	—	—	$267,485

Clyde R. Moore	$106,694	$165,872	—	$149,496	$422,062

Susan M. Phillips(4)	$40,351	$—	—	$3,277	$43,628

James A. Runde	$101,613	$165,872	—	—	$267,485

Ronald L. Sargent	$116,855	$165,872	—	$3,360	$286,087

Bobby S. Shackouls	$96,532	$165,872	—	—	$262,404

Mark S. Sutton	$93,678	$165,872	—	—	$259,550

(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the annual incentive share award, computed in accordance with FASB ASC Topic 718. On July 12, 2017, each non-employee director then serving received 7,237 incentive shares with a grant date fair value of $165,872.

(2)	Options are no longer granted to non-employee directors. The aggregate number of previously granted stock options that remained unexercised and outstanding at fiscal year-end for directors then serving was as follows: Mr. Shackouls held 7,800 options and Messrs. Beyer, Montoya, Moore, Runde and Sargent and Ms. Kropf each held 65,000 options.

(3)	The amounts reported for Mr. Beyer, Dr. Phillips, and Mr. Sargent represent preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table. The amount reported for Mr. Moore represents the change in actuarial present value of his accumulated benefit under the pension plan for non-employee directors. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, average annual earnings, and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of his accumulated pension benefit for 2017 is primarily due to a lower discount rate and an increase in projected yearly benefit payments.

(4)	Dr. Phillips retired from the Board at the 2017 annual meeting. Accordingly, she received prorated cash retainers.

Annual Compensation

Each non-employee director receives an annual cash retainer of $85,000. The Chairs of each of the Audit Committee and the Compensation Committee receive an additional annual cash retainer of $20,000. The Chair of each of the other committees receives an additional annual cash retainer of $15,000. Each member of the Audit Committee receives an additional annual cash retainer of $10,000. The director designated as the Lead Director receives an additional annual cash retainer of $25,000. Each non-employee director also receives incentive shares (Kroger common shares) with a value of approximately $165,000.

The Board has determined that compensation of non-employee directors must be competitive on an ongoing basis to attract and retain directors who meet the qualifications for service on the Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

Pension Plan

Non-employee directors first elected prior to July 17, 1997 receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Mr. Moore is eligible for this benefit. Benefits begin at the later of actual retirement or age 65.

Nonqualified Deferred Compensation

We also maintain a deferred compensation plan for non-employee directors. Participants may defer up to 100% of their cash compensation and/or the receipt of all (and not less than all) of the annual award of incentive shares.

Cash Deferrals

Cash deferrals are credited to a participant’s deferred compensation account. Participants may elect from either or both of the following two alternative methods of determining benefits:

•	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or

•	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

Incentive Share Deferrals

Participants may also defer the receipt of all (and not less than all) of the annual award of incentive shares. Distributions will be made by delivery of Kroger common shares within 30 days after the date which is 6 months after the participant’s separation of service.

Beneficial Ownership of Common Stock

The following table sets forth the common shares beneficially owned as of April 1, 2018 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 854,098,314 of Kroger common shares outstanding on April 1, 2018. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before May 31, 2018. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner.

Name	Amount and Nature of Beneficial Ownership(1) (a)	Options Exercisable on or before May 31, 2018 – included in column (a) (b)

Stuart W. Aitken(2)	105,293	15,895

Nora A. Aufreiter(3)	19,442	—

Robert D. Beyer(3)	315,361	65,000

Michael J. Donnelly	563,728	282,692

Anne Gates	14,145	—

Christopher T. Hjelm	506,918	260,536

Susan J. Kropf	146,910	65,000

W. Rodney McMullen	3,854,390	1,279,448

Jorge P. Montoya(4)	107,316	65,000

Clyde R. Moore	165,310	65,000

James A. Runde	163,910	65,000

Ronald L. Sargent(3)	165,232	65,000

J. Michael Schlotman	736,329	456,203

Bobby S. Shackouls(3)	81,102	7,800

Mark S. Sutton	9,691	—

Directors and executive officers as a group (28 persons, including those named above)	9,162,150	3,649,733

(1)	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned less than 1% of Kroger common shares.

(2)	This amount includes 3,018 shares held by Mr. Aitken’s wife. He disclaims beneficial ownership of these shares.

(3)	This amount includes incentive share awards that were deferred under the deferred compensation plan for independent directors in the following amounts: Ms. Aufreiter, 9,049; Mr. Beyer, 7,062; Mr. Sargent, 23,457; Mr. Shackouls, 23,457.

(4)	This amount includes 22,000 shares held in Mr. Montoya’s trust. He disclaims beneficial ownership of these shares.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of April 1, 2018 based on reports on Schedule 13G filed with the SEC.

Name	Address	Amount and Nature of Ownership		Percentage of Class
BlackRock, Inc.	55 East 52nd St. New York, NY 10055	64,312,967	(1)	7.53%
Vanguard Group Inc.	100 Vanguard Blvd. Malvern, PA 19355	69,066,614	(2)	8.09%

(1)	Reflects beneficial ownership by BlackRock Inc., as of December 31, 2017, as reported on Amendment No. 8 to Schedule 13G filed with the SEC on February 8, 2018, reporting sole voting power with respect to 55,885,209 common shares, and sole dispositive power with regard to 64,312,967 common shares.

(2)	Reflects beneficial ownership by Vanguard Group Inc. as of December 31, 2017, as reported on Amendment No. 3 to Schedule 13G filed with the SEC on February 9, 2018, reporting sole voting power with respect to 1,262,195 common shares, shared voting power with respect to 214,353 common shares, sole dispositive power of 67,622,556 common shares, and shared dispositive power of 1,444,058 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and certain persons who own more than 10% of our outstanding common shares, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of those reports.

Based solely on our review of the copies of Forms 3, 4 and 5 received by Kroger, and written representations from certain reporting persons that no Form 5 was required for that person, we believe that during 2017 all filing requirements applicable to our executive officers, directors and 10% beneficial owners were timely satisfied.

Related Person Transactions

The Board has adopted a written policy requiring that any Related Person Transaction may be consummated or continue only if the Audit Committee approves or ratifies the transaction in accordance with the policy. A “Related Person Transaction” is one (a) involving Kroger, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) the amount involved exceeds $120,000 in a fiscal year.

The Audit Committee will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of Kroger and its shareholders, as determined by the Audit Committee in good faith in accordance with its business judgment. No director may participate in any review, approval or ratification of any transaction if he or she, or an immediate family member, has a direct or indirect material interest in the transaction.

Where a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person and the Audit Committee will review and assess the relationship on an annual basis to ensure it complies with such guidelines and that the Related Person Transaction remains appropriate.

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis provides a discussion and analysis of our compensation program for our named executive officers (“NEOs”). For the 2017 fiscal year ended February 3, 2018, the NEOs were:

Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
J. Michael Schlotman	Executive Vice President and Chief Financial Officer
Michael J. Donnelly	Executive Vice President and Chief Operating Officer
Christopher T. Hjelm	Executive Vice President and Chief Information Officer
Stuart W. Aitken	Group Vice President

Summary of Key Compensation Practices

What we do:	What we do not do:

✓  Align pay and performance

✓  Significant share ownership guidelines of 5x salary for our CEO

✓  Multiple performance metrics under our short- and long-term performance-based plans discourage excessive risk taking

✓  Balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results

✓  Engagement of an independent compensation consultant

✓  Robust clawback policy

✓  Ban on hedging, pledging and short sales of Kroger securities

✓  Limited perquisites

×  No employment contracts with executives

×  No special severance or change of control programs applicable only to executive officers

×  No tax gross-up payments for executives

×  No re-pricing or backdating of options

×  No guaranteed salary increases or bonuses

×  No payment of dividends or dividend equivalents until performance units are earned

×  No single-trigger cash severance benefits upon a change in control

Summary of Fixed and At-Risk Pay Elements

The fixed and at-risk pay elements of NEO compensation are reflected in the following table and charts.

The amounts used in the charts below are based on the amounts reported in the Summary Compensation Table for 2017, excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

CEO 84% of CEO pay is At Risk	CEO 83% of CEO pay is Long-Term	CEO 80% of CEO pay is Equity

Average of Other NEOs 73% of Other NEO pay is At Risk	Average of Other NEOs 72% of Other NEO pay is Long-Term	Average of Other NEOs 68% of Other NEO pay is Equity

Looking Ahead – Realignment of Performance-Based Pay to Restock Kroger for 2018 and Beyond

Restock Kroger

In October 2017, we announced Restock Kroger, our plan to redefine the food and grocery customer experience in America and to create value for our shareholders. We developed the plan because, though we are proud of our long history of success and our strengths, we recognize that what got us here will not get us where we want to be in the future. Restock Kroger has four main drivers:

1.	Redefine the Food and Grocery Customer Experience: Focus on data and personalization, digital, space optimization, Our Brands, and smart pricing

ANNUAL/SHORT- TERM INCENTIVE LONG-TERM INCENTIVE FIXED VARIABLE / AT-RISK
Base Salary Other Benefits Annual Incentive Plan Long-Term Incentive Plan Time-Based Awards Cash Retirement& Limited Perquisites Cash Bonus Performance Units Long-Term Cash Bonus Restricted Stock Stock Options Attract, incentivize, retain talented executives Board reviews annually Benchmarked to peer group No automatic or guaranteed increases Fixed cash component Based on individual performance & experience Kroger maintains several defined benefit and defined contribution retirement plans for its employees, in addition to an executive deferred compensation plan and The Kroger Co. Employee Protection Plan Executives receive limited perquisites because the Compensation Committee does not believe it is necessary for the attraction or retention of executive talent Metrics and targets align with annual business goals; payout depends on actual performance against each goal Rewards and incentivizes Kroger employees, including NEOs, for annual performance on key financial and operational measures Benchmarked to peer group median Drive profitability and growth, create shareholder value, foster executive retention, and align executive and shareholder interests All components paid in performance-based long-term cash bonuses and performance units to align executive and shareholder interests: vesting over a 3-year period Rewards and incentivizes approximately 170 key employees, including NEOs, for long-term performance on key financial and operational measures Stock options and restricted stock for NEOs vest over 5 years: exercise price of stock options is closing price on day of grant Provides direct alignment to stock price appreciation and rewards executives for the achievement of long-term business objectives and providing incentives for the creation of shareholder value

2.	Expand Partnerships to Create Customer Value: Focus on front end transformation, technology innovation, cost reduction and alternative revenue streams

3.	Develop Talent: Accelerate high-performance leadership culture through future talent development, training, and a rebalancing of pay and benefits

4.	Live Kroger’s Purpose: Meet Zero Hunger | Zero Waste targets and achieve 2020 sustainability goals

The three-year Restock Kroger plan is fueled by capital investments, cost savings and free cash flow. As a result of our plan, over the next three years (2018 – 2020), we expect to generate:

•	$400 million in incremental FIFO operating profit, and

•	$6.5 billion of free cash flow before dividends (double the performance of the previous three years).

We have prioritized our estimated $9 billion in capital investments to support Restock Kroger over the next three years. We are looking first for sales-driving and cost-savings opportunities across both brick-and-mortar and digital platforms; followed by investments in logistics and technology platforms; and finally capital for storing activity.*

Our Compensation Committee is Focused on Pay for Performance

The Compensation Committee has long maintained a strong pay for performance philosophy. Compensation must align the interests of our NEOs with the interests of our shareholders and must create incentives to achieve the annual business plan targets and longer term company objectives.

We implemented a long-term performance based bonus program for NEOs more than ten years ago, and the metrics were tailored to our long-term measures at that time. As our business objectives have shifted, the Compensation Committee is focused on ensuring performance metrics are aligned with our long-term strategy.

Our Long-Term Compensation Program: Align with Restock Kroger

We have made new commitments to shareholders on a three-year time horizon under Restock Kroger. We believe that the success of Restock Kroger depends on the focused attention of our leadership team and associates on the goals of Restock Kroger and that it is essential to implement new performance metrics that mirror these new commitments. We are describing our approach for developing our 2018 LTIP program, even though it is still a work in progress, to be transparent about how we are planning to make changes to our program to align with Restock Kroger.

Our 2018 three-year long-term plan (2018 – 2020) will have performance metrics tied to Restock Kroger goals: free cash flow and cost savings included in FIFO operating profit growth, with a return on invested capital modifier. We are implementing a metric based on the cost savings imbedded in the achievement of operating profit growth, because cost savings is essential to fund the strategic projects that will produce the operating profit growth. We believe it is a more meaningful metric than operating profit growth itself, because it forces us to focus on the savings that we need to support sustainable incremental operating profit growth.

Since we grant a new three-year long-term incentive plan each year, at any one time, there are three outstanding plans. As we are mid-cycle in the 2016 – 2018 and 2017 – 2019 long-term plans, we feel strongly that we should focus on Restock Kroger metrics rather than having competing priorities. As a result, the Compensation Committee has determined that the metrics of the mid-cycle plans should be modified to align with Restock Kroger.

For the outstanding 2016 – 2018 long-term plan, fiscal year 2016 and 2017 performance will be measured on the existing plan metrics and will be applied to two-thirds of the previously granted cash and performance unit bonus target amounts. Fiscal year 2018 performance will be measured on the Restock Kroger metrics of free cash flow and savings included in FIFO operating profit growth, and will be applied to one-third of the previously granted cash and performance unit bonus target amounts.

Similarly, for the outstanding 2017 – 2019 long-term plan, fiscal year 2017 performance will be measured on the existing plan metrics and will be applied to one-third of the previously granted cash and performance unit bonus target amounts. Fiscal year 2018 and 2019 performance will be measured on the Restock Kroger metrics of free cash flow and cost savings included in FIFO operating profit growth, and will be applied to two-thirds of the previously granted cash and performance unit bonus target amounts.

*	For important risk, uncertainties and other factors relating to these forward-looking statements, see the Risk Factors in our Annual Report on Form 10-K that accompanies this proxy statement.

With respect to the mid-cycle plans, we are not adjusting cash bonus potentials or re-issuing previously issued performance unit grants and we are not allowing NEOs to re-earn cash and performance units that were not earned in the completed year(s) of the outstanding plans. We did not change the timing of the payout under the outstanding plans. These plan updates are illustrated below.

Our Annual Cash Bonus Program: Based on Meeting Financial Goals

We have also redesigned the performance-based annual cash bonus plan to better align with our financial goals of Restock Kroger and to simplify the way we reward our associates. The 2018 annual plan has the following metrics:

1.	ID sales

2.	Earnings per share

3.	Strategic business plans that support Restock Kroger

To further support the cost saving focus of Restock Kroger, for any payout under the strategic business plans metric, the Company must have met its cost savings goals for 2018.

Our Compensation Philosophy and Objectives

As one of the largest retailers in the world, our executive compensation philosophy is to attract and retain the best management talent as well as motivate these employees to achieve our business and financial goals. Kroger’s incentive plans are designed to reward the actions that lead to long-term value creation. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value.

We believe our strategy creates value for shareholders in a manner consistent with our core values: honesty, integrity, respect, inclusion, diversity and safety.

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.

•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.

•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of NEOs and shareholders.

•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.

The Compensation Committee has three related objectives regarding compensation:

•	First, the Compensation Committee believes that compensation must be designed to attract and retain those individuals who are best suited to be an officer at Kroger.

•	Second, a majority of compensation should help align the interests of our NEOs with the interests of our shareholders.

•	Third, compensation should create strong incentives for the NEOs to achieve the annual business plan targets established by the Board, and to achieve Kroger’s long-term strategic objectives.

Components of Executive Compensation at Kroger

Compensation for our NEOs is comprised of the following:

•	Annual Compensation:

○	Salary

○	Performance-Based Annual Cash Bonus

•	Long-Term Compensation:

○	Performance-Based Long-Term Incentive Plan (consisting of a long-term cash bonus and performance units)

○	Non-qualified stock options

○	Restricted stock

•	Retirement and other benefits

•	Limited perquisites

The annual and long-term performance-based compensation awards described herein were made pursuant to our 2014 Long-Term Incentive and Cash Bonus Plan, which was approved by our shareholders in 2014.

Annual Compensation – Salary

Our philosophy with respect to salary is to provide a sufficient and stable source of fixed cash compensation. All of our compensation cannot be at-risk or long-term. It is important to provide a meaningful annual salary to attract and retain a high caliber leadership team, and to have an appropriate level of cash compensation that is not variable.

Salaries for the NEOs (with the exception of the CEO) are established each year by the Compensation Committee, in consultation with the CEO. The CEO’s salary is established by all of the independent directors. Salaries for the NEOs are reviewed annually in June.

The amount of each NEO’s salary is influenced by numerous factors including:

•	An assessment of individual contribution in the judgment of the CEO and the Compensation Committee (or, in the case of the CEO, of the Compensation Committee and the independent directors);

•	Benchmarking with comparable positions at peer group companies;

•	Tenure in role; and

•	Relationship to other Kroger executives’ salaries.

The assessment of individual contribution is a qualitative determination, based on the following factors:

•	Leadership;

•	Contribution to the officer group;

•	Achievement of established objectives;

•	Decision-making abilities;

•	Performance of the areas or groups directly reporting to the NEO;

•	Increased responsibilities;

•	Strategic thinking; and

•	Furtherance of Kroger’s core values.

Annual Compensation – Performance-Based Annual Cash Bonus

The NEOs participate in a performance-based annual cash bonus plan. The amount of annual cash bonus that the NEOs earn each year is based upon Kroger’s performance compared to goals established by the Compensation Committee and the independent directors based on the business plan adopted by the Board of Directors. A minimum level of performance must be achieved before any payouts are earned, while a payout of up to 200% of target bonus potential can be achieved for superior performance. There are no guaranteed or minimum payouts; if none of the performance goals are achieved, then none of the bonus is earned and no payout is made.

The annual cash bonus plan is designed to encourage decisions and behavior that drive the annual operating results and the long-term success of the Company. Kroger’s success is based on a combination of factors, and accordingly the Compensation Committee believes that it is important to encourage behavior that supports multiple elements of our business strategy.

Establishing Annual Cash Bonus Potentials

The Compensation Committee establishes annual cash bonus potentials for each NEO, other than the CEO, whose annual cash bonus potential is established by the independent directors. Actual payouts represent the extent to which performance meets or exceeds the goals established by the Compensation Committee. Actual payouts may be as low as zero if performance does not meet the goals established by the Compensation Committee or as high as 200% of the potential bonus amount if the performance far exceeds these pre-established goals.

The Compensation Committee considers multiple factors in making its determination or recommendation as to annual cash bonus potentials:

•	The individual’s level within the organization, as the Compensation Committee believes that more senior executives should have a more substantial part of their compensation dependent upon Kroger’s performance;

•	The individual’s salary, as the Compensation Committee believes that a significant portion of an NEO’s total cash compensation should be dependent upon Kroger’s performance;

•	The individual’s level in the organization and the internal relationship of annual cash bonus potentials within Kroger;

•	Individual performance;

•	The recommendation of the CEO for the other NEOs; and

•	The compensation consultant’s benchmarking report regarding annual cash bonus potential and total compensation awarded by our peer group.

2017 Annual Cash Bonus Plan Metrics

The 2017 annual cash bonus plan had the following measurable performance metrics, all of which are interconnected:

Metric	Weight	Rationale for Use

ID Sales	20%

•  ID Sales represent sales, without fuel, at our supermarkets that have been open without expansion or relocation for five full quarters.

•  We believe this is the best measure of the real growth of our sales across the enterprise. A key driver of our model is strong ID Sales; it is the engine that fuels our growth.

Net Operating Profit, without Supermarket Fuel Operating Profit (“Net Operating Profit”)(1)	20%

•  Net Operating Profit allows us to evaluate our earnings from operating the business; we cannot achieve solid Net Operating Profit without a strong operating model.

•  This is a good measure of the profitability of the business which takes into account the capital invested to generate the earnings.

Customer 1st Strategy	60%

•  Kroger’s Customer 1st Strategy is the focus, in our decision-making, on the customer. The “Four Keys” of our Customer 1st Strategy are People, Products, Shopping Experience and Price.

•  This proprietary metric includes a mixture of strategic and operational metrics that measure the improvement in how Kroger is perceived by customers in each of the Four Keys.

•  Annual cash bonus payout is based on certain elements of the Customer 1st Strategy, to highlight annual objectives that are intended to receive the most focused attention in that year.

Total of 3 Metrics	100%

ClickList Bonus	5% “Kicker”

•  An additional 5% is earned if Kroger achieves certain goals with respect to our ClickList expansion and operations.

•  The ClickList bonus is included in the annual cash bonus plan as an incentive to encourage the addition of ClickList locations at a faster rate, while maintaining certain operating and financial standards.

•  The ClickList bonus of 5% is only available if the pre-determined measures are met. If any of the goals are not met, no portion of the ClickList bonus is earned.

(1)	Net Operating Profit is calculated as gross profit, minus operating, general and administrative expenses, minus depreciation and amortization, excluding supermarket fuel and the non-Kroger portion of earnings of consolidated variable interest entities.

Results of 2017 Annual Cash Bonus Plan

The 2017 goals established by the Compensation Committee, the actual 2017 results and the bonus percentage earned for each of the performance metrics of the 2017 annual cash bonus plan were as follows:

	Goals			Actual Performance Compared to Minimum Goal (A)		Amount Earned (A) x (B)
Performance Metrics	Minimum	Target (100%)	Actual Performance		Weight (B)

ID Sales	0.90%	2.90%	0.71%	0%	20%	0%

Net Operating Profit	$2.93 Billion	$3.45 Billion	$2.85 Billion	0%	20%	0%

Customer 1st Strategy(1)	*	*	*	*	60%	3.8%

ClickList Bonus(2)	*	*	*	*	0% or 5%	0%

Total Earned						3.8%

(1)	The Customer 1st Strategy goal also was established by the Compensation Committee at the beginning of the year, but is not disclosed as it is competitively sensitive.

(2)	An additional 5% would have been earned if Kroger had achieved certain goals with respect to its ClickList expansion and operation. These goals were established by the Compensation Committee at the beginning of the year, but are not disclosed as they are competitively sensitive.

Following the close of the year, the Compensation Committee reviewed Kroger’s performance against each of the metrics outlined above and determined the extent to which Kroger achieved those objectives. Due to our performance when compared to the goals established by the Compensation Committee, the NEOs earned 3.8% of their bonus potentials.

In 2017, as in all years, the Compensation Committee retained discretion to reduce the annual cash bonus payout for all executive officers, including the NEOs, if the Compensation Committee determined for any reason that the bonus payouts were not appropriate given their assessment of Company performance – however, no adjustments were made in 2017 that affected NEO bonuses. The independent directors retained that discretion for the CEO’s bonus. The Compensation Committee and the independent directors also retained discretion to adjust the goals for each metric under the plan should unanticipated developments arise during the year.

The actual annual cash bonus percentage payout for 2017 represented performance that did not meet many of our business plan objectives. The strong link between pay and performance is illustrated by a comparison of earned amounts under our annual cash bonus plan in previous years, such as 2011, 2014 and 2015, when payouts significantly exceeded 100%. In those years, we achieved and/or exceeded many of our business plan objectives. A comparison of actual annual cash bonus percentage payouts this year and in prior years demonstrates the variability of annual cash bonus incentive compensation and its strong link to our performance:

Fiscal Year	Annual Cash Bonus Payout Percentage
2017	3.8%
2016	19.9%
2015	126.7%
2014	121.5%
2013	104.9%
2012	85.9%
2011	138.7%
2010	53.9%
2009	38.5%
2008	104.9%

As described above, the annual cash bonus payout percentage is applied to each NEO’s bonus potential, which is determined by the Compensation Committee, and the independent directors in the case of the CEO. The actual amounts of performance-based annual cash bonuses paid to the NEOs for 2017 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and footnote 4 to that table.

Long-Term Compensation

The Compensation Committee believes in the importance of providing an incentive to the NEOs to achieve the long-term goals established by the Board. As such, a majority of compensation is conditioned on the achievement of the Company’s long-term goals and is delivered via four long-term compensation vehicles: long-term cash bonus, performance units, stock options and restricted stock. Long-term compensation promotes long-term value creation and discourages the over-emphasis of attaining short-term goals at the expense of long-term growth.

The Compensation Committee considers several factors in determining the target value of long-term compensation awarded to the NEOs or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

•	Individual performance;

•	The NEO’s level in the organization and the internal relationship of long-term compensation awards within Kroger;

•	The compensation consultant’s benchmarking report regarding long-term compensation awarded by our peer group; and

•	The recommendation of the CEO, for the other NEOs.

Long-term incentives are structured to be a combination of performance- and time-based compensation that reflects elements of financial and common shares performance to provide both retention value and alignment with company performance. Long-term cash bonus and performance unit payouts are contingent on the achievement of certain strategic performance and financial measures and incentivize recipients to promote long-term value creation and enhance shareholder wealth by supporting the Company’s long-term strategic goals. Stock options and restricted stock are linked to common shares performance creating alignment between the NEOs and our shareholders’ interests. Options have no initial value and recipients only realize benefits if the value of our common shares increases following the date of grant.

A majority of long-term compensation is equity-based (performance units, stock options, and restricted stock) and is tied to the future value of our common shares, further aligning the interests of our NEOs with our shareholders. All four components of long-term compensation are intended to focus executive behaviors on our long-term strategy. Each component is described in more detail below.

Amounts of long-term compensation awards issued and outstanding for the NEOs are set forth in the Executive Compensation Tables section.

Long-Term Incentive Plan Design

In recent years, we have adopted a similar Long-Term Incentive Plan each year, which provides for overlapping three-year performance periods. The Long-Term Incentive Plans adopted in 2015, 2016 and 2017, which consist of a performance-based long-term cash bonus and performance units, have the following characteristics:

•	The long-term cash bonus potential is equal to the participant’s salary at the end of the fiscal year preceding the plan effective date (or for those participants entering the plan after the commencement date, the date of eligibility for the plan).

•	In addition, a fixed number of performance units is awarded to each participant at the beginning of the performance period (or for those participants entering the plan after the commencement date, the date of eligibility for the plan). The earned awards are paid out in Kroger common shares based on actual performance, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares ultimately earned.

•	The actual long-term cash bonus and number of performance units earned are each determined based on our performance against the metrics established by the Compensation Committee (the independent directors, for the CEO) at the beginning of the performance period.

•	Performance at the end of the three-year period is measured against the baseline of each performance metric established at the beginning of the performance period.

•	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the long-term cash bonus potential and the number of performance units awarded.

•	Actual payouts cannot exceed 100% of the long-term cash bonus potential or 100% of the number of performance units awarded.

The Compensation Committee anticipates adopting a new Long-Term Incentive Plan each year, measuring improvement over successive three-year periods. Each year when establishing the performance metric baselines and percentage payouts per unit of improvement, the Compensation Committee considers the difficulty of achieving compounded improvement over time.

Long-Term Incentive Plan Metrics

The following table summarizes the Long-Term Incentive Plans adopted in 2015, 2016 and 2017:

Metric	Rationale for Use
Customer 1st Strategy

•  Kroger’s Customer 1st Strategy is the focus, in our decision-making, on the customer. The Four Keys of our Customer 1st Strategy are People, Products, Shopping Experience and Price.

•  This proprietary metric measures the improvement in how Kroger is perceived by customers in each of the Four Keys.

•  Long-Term Incentive Plan payout is based on all of the elements of the Customer 1st Strategy, to maintain our top executives’ consistent focus on the entirety of the Customer 1st Strategy. This is in contrast to the 2017 annual cash bonus payout, which is based on certain elements of the Customer 1st Strategy, to highlight annual objectives that are intended to receive the most focused attention in that year.

Improvement in Associate Engagement

•  Kroger measures associate engagement in an annual survey of associates.

•  This metric is included in these Long-Term Incentive Plans as an acknowledgement that our Company’s success is directly tied to our associates connecting with and serving our customers every day, whether in our stores, manufacturing plants, distribution centers or offices.

Reduction in Operating Costs(1) as a Percentage of Sales, without Fuel

•  An essential part of Kroger’s model is to increase productivity and efficiency, and to take costs out of the business in a sustainable way.

•  We strive to be disciplined, so that as the Company grows, expenses are properly managed. Including this metric in these Long-term Incentive Plans, provides an incentive to implement policies for sustainable improvement over a long period of time.

ROIC(2)

•  Part of our long-term growth strategy is to make substantial capital investments over time. We have a pipeline of high quality projects.

•  With significant capital spend, it is essential that we achieve the proper returns on our investments.

•  This measure is intended to hold executives accountable for the returns on the capital investments.

(1)	Operating Costs is a non-GAAP measure and is calculated as the sum of (i) operating, general and administrative expenses, depreciation and amortization, and rent expense, without fuel, and (ii) warehouse and transportation costs, shrink, and advertising expenses, for our supermarket operations, without fuel. Operating costs will exclude one-time expenses incurred in lieu of future anticipated obligations. Future expenses that are avoided by virtue of the incurrence of the one-time expense will be deemed to be total operating costs in the year in which they otherwise would have been incurred.

(2)	Return on invested capital is a non-GAAP measure and is calculated by dividing adjusted operating profit for the prior four quarters by the average invested capital. Adjusted operating profit is calculated by excluding certain items included in operating profit, and adding our last-in, first out (“LIFO”) charge, depreciation and amortization, and rent. Average invested capital will be calculated as the sum of (i) the average of our total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization, and (iv) a rent factor equal to total rent for the last four quarters multiplied by a factor of eight; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages, and (iv) the average other current liabilities, excluding accrued income taxes.

The following table summarizes the Long-Term Incentive Plans for the years shown, as adopted:

	2015 Plan	2016 Plan	2017 Plan
Performance Period	2015 to 2017	2016 to 2018	2017 to 2019

Payout Date	March 2018	March 2019	March 2020

Long-term Cash Bonus Potential	Salary at end of fiscal year 2014*	Salary at end of fiscal year 2015*	Salary at end of fiscal year 2016*
Performance Metrics

Customer 1st Strategy	4% payout per unit improvement	4% payout per unit improvement	4% payout per unit improvement

Improvement in Associate Engagement	4% payout per unit improvement	4% payout per unit improvement	4% payout per unit improvement

Reduction in Operating Cost as a Percentage of Sales, without Fuel	0.50% payout per 0.01% reduction in operating costs Baseline: 26.41%	0.50% payout per 0.01% reduction in operating costs Baseline: 26.16%	0.50% payout per 0.01% reduction in operating costs Baseline: 26.23%

ROIC	1% payout per 0.01% improvement in ROIC Baseline: 13.50%	1% payout per 0.01% improvement in ROIC Baseline: 13.73%	4% payout per 0.01% improvement in ROIC Baseline: 13.23%

*	Or date of plan entry, if later.

As described above, under “Looking Ahead – Realignment of Performance-Based Pay to Restock Kroger for 2018 and Beyond” the metrics listed above for the 2016 and 2017 plans will be used to measure performance through 2017 and will be applied to the previously granted cash and performance unit bonus targets on a prorated basis. Performance for 2018 and 2019 will be measured on the Restock Kroger metrics of free cash flow and cost savings included in FIFO operating profit growth and will also be applied to bonus targets on a prorated basis.

Results of 2015 Long-Term Incentive Plan

The 2015 Long-Term Incentive Plan, which measured improvements over the three year period from 2015 to 2017, paid out in March 2018 and was calculated as follows:

Metric	Baseline	Result	Improvement (A)	Payout per Improvement (B)	Percentage Earned (A) x (B)

Customer 1st Strategy(1)	*	*	6 units of improvement	4.0%	24.0%

Improvement in Associate Engagement(1)	*	*	no improvement	4.0%	0.0%

Reduction in Operating Cost as a Percentage of Sales, without Fuel	26.41%	26.77%	no improvement	0.5%	0.0%

Return on Invested Capital	13.50%	12.31%	no improvement	1.0%	0.0%

Total					24.0%

(1)	The Customer 1st Strategy and Improvement in Associate Engagement components were established by the Compensation Committee at the beginning of the performance period, but are not disclosed as they are competitively sensitive.

Accordingly, each NEO received a long-term cash bonus in an amount equal to 24.0% of that executive’s long-term cash bonus potential, and was issued the number of Kroger common shares equal to 24.0% of the number of performance units awarded to that executive, along with a cash amount equal to the dividends paid on that number of common shares during the three year performance period. The cash payout and dividends paid on common shares earned under the 2015 Long-Term Incentive Plan are reported in the “Non-Equity Incentive Plan

Compensation” and “All Other Compensation” columns of the Summary Compensation Table and footnotes 4 and 6 to that table, respectively, and the common shares issued under the plan are reported in the 2017 Option Exercises and Stock Vested Table and footnote 2 to that table.

Stock Options and Restricted Stock

Stock options and restricted stock continue to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of shareholder value. Awards based on Kroger’s common shares are granted annually to the NEOs and a large number of other employees. Kroger historically has distributed time-based equity awards widely, aligning the interests of employees with your interest as shareholders.

The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Board meetings conducted after Kroger’s public release of its quarterly earnings results.

The Compensation Committee determines the vesting schedule for stock options and restricted stock. During 2017, the Compensation Committee granted to the NEOs stock options and restricted stock, each with a five-year vesting schedule, with the exception of a special one-time restricted stock grant awarded to each of Messrs. Donnelly and Aitken, each of which vests 25% on each of the first two anniversaries of the grant date and 50% on the third anniversary of the grant date.

As discussed below under Stock Ownership Guidelines, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, the shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, until applicable stock ownership guidelines are met, unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Retirement and Other Benefits

Kroger maintains several defined benefit and defined contribution retirement plans for its employees. The NEOs participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code (the “Code”) on benefits to highly compensated individuals under qualified plans. Additional details regarding certain retirement benefits available to the NEOs can be found below in footnote 6 to the Summary Compensation Table and the 2017 Pension Benefits Table and the accompanying narrative.

Kroger also maintains an executive deferred compensation plan in which some of the NEOs participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Additional details regarding our nonqualified deferred compensation plans available to the NEOs can be found below in the 2017 Nonqualified Deferred Compensation Table and the accompanying narrative.

Kroger also maintains The Kroger Co. Employee Protection Plan (“KEPP”), which covers all of our management employees who are classified as exempt under the federal Fair Labor Standards Act and certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in KEPP). Participants are entitled to severance pay of up to 24 months’ salary and target annual bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

Performance-based long-term cash bonus, performance unit, stock option, and restricted stock agreements with award recipients provide that those awards “vest,” with 50% of the long-term cash bonus potential being paid, common shares equal to 50% of the performance units being awarded, options becoming immediately exercisable, and restrictions on restricted stock lapsing upon a change in control as described in the grant agreements.

None of the NEOs is party to an employment agreement.

Perquisites

Our NEOs receive limited perquisites because the Compensation Committee does not believe that it is necessary for the attraction or retention of management talent to provide executives a substantial amount of compensation in the form of perquisites. In 2017, all of the NEOs received the following benefits: premiums paid on life insurance policies, premiums paid on accidental death and dismemberment insurance and premiums paid on long-term disability insurance policies. In 2017, Mr. Aitken received reimbursement of tax preparation fees and cell phone fees. Further details on these benefits can be found in footnote 6 to the Summary Compensation Table.

Process for Establishing Executive Compensation

The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the NEOs, with the exception of the CEO. The Compensation Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.

The Compensation Committee directly engaged a compensation consultant from Mercer to advise the Compensation Committee in the design of compensation for executive officers, through the 2017 compensation planning cycle.

The Mercer consultant conducted an annual competitive assessment of executive positions at Kroger for the Compensation Committee. The assessment is one of several bases, as described above, on which the Compensation Committee determines compensation. The consultant assessed:

•	base salary;

•	target performance-based annual cash bonus;

•	target annual cash compensation (the sum of salary and annual cash bonus potential);

•	annualized long-term compensation, such as performance-based long-term cash bonus potential and performance units, stock options and restricted stock; and

•	total direct compensation (the sum of target annual cash compensation and annualized long-term compensation).

In addition to the factors identified above, the consultant also reviewed actual payout amounts against the targeted amounts.

The consultant compared these elements against those of other companies in a group of publicly traded companies selected by the Compensation Committee. For 2017, our peer group consisted of:

Best Buy	Home Depot	Target
Cardinal Health	Johnson & Johnson	TJX Companies
Costco Wholesale	Lowes	Wal-Mart
CVS Health	Procter & Gamble	Walgreens Boots Alliance
Express Scripts	Sysco

The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. The Compensation Committee modified the peer group in 2016 because of industry consolidation and other competitive forces. Previously, the Compensation Committee used a primary peer group consisting only of food and drug retailers. In addition, the Compensation Committee considered data from “general industry” companies provided by its independent compensation consultant, a representation of major publicly-traded companies of similar size and scope from outside the retail industry. This data provided reference points, particularly for senior executive positions where competition for talent extends beyond the retail sector. The new peer group includes a combination of food and drug retailers, other large retailers based on revenue size, and large consumer-facing companies. Median 2017 revenue for the peer group was $87.8 billion, compared to our 2017 revenue of $122.7 billion.

Considering the size of Kroger in relation to other peer group companies, the Compensation Committee believes that salaries paid to our NEOs should be competitively positioned relative to amounts paid by peer group companies for comparable positions. The Compensation Committee also aims to provide an annual cash bonus potential to our NEOs that, if achieved at superior levels, would cause total cash compensation to be meaningfully above the median. Actual payouts may be as low as zero if performance does not meet the baselines established by the Compensation Committee.

The independent members of the Board have the exclusive authority to determine the amount of the CEO’s compensation. In setting total compensation, the independent directors consider the median compensation of the peer group’s CEOs. With respect to the annual bonus, the independent directors make two determinations: (1) they determine the annual cash bonus potential that will be multiplied by the annual cash bonus payout percentage earned that is applicable to the NEOs and (2) the independent directors determine the annual cash bonus amount paid to the CEO by retaining discretion to reduce the annual cash bonus percentage payout the CEO would otherwise receive under the formulaic plan.

The Compensation Committee performs the same function and exercises the same authority as to the other NEOs. In its annual review of compensation for the NEOs the Compensation Committee:

•	Conducts an annual review of all components of compensation, quantifying total compensation for the NEOs on tally sheets. The review includes a summary for each NEO of salary; performance-based annual cash bonus; long-term performance-based cash and performance unit compensation; stock options; restricted stock; accumulated realized and unrealized stock option gains and restricted stock and performance unit values; the value of any perquisites; retirement benefits; company paid health and welfare benefits; banked vacation; severance benefits available under KEPP; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

•	Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Compensation Committee has determined that the compensation of the CEO and that of the other NEOs bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

•	Reviews a report from the Compensation Committee’s compensation consultant comparing NEO and other senior executive compensation with that of other companies, including both our peer group of competitors and a larger general industry group, to ensure that the Compensation Committee’s objectives of competitiveness are met.

•	Takes into account a recommendation from the CEO (except in the case of his own compensation) for salary, annual cash bonus potential and long-term compensation awards for each of the senior officers including the other NEOs. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Compensation Committee as well as his assessment of individual job performance and contribution to our management team.

The Compensation Committee does not make use of a formula, but both qualitatively and quantitatively considers each of the factors identified above in setting compensation.

Advisory Vote to Approve Executive Compensation

At the 2017 annual meeting, we held our seventh annual advisory vote on executive compensation. Over 93% of the votes cast were in favor of the advisory vote in 2017. The Compensation Committee believes it conveys our shareholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. The Compensation Committee made no material changes in the structure of our compensation programs for 2017 or our pay for performance philosophy. At the 2017 annual meeting, we held an advisory vote on the frequency of the advisory vote on executive compensation. Approximately 88% of the votes cast were in favor of an annual vote and accordingly, we will continue to have an annual advisory vote.

Stock Ownership Guidelines

To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require non-employee directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:

Position	Multiple

Chief Executive Officer	5 times base salary

President and Chief Operating Officer	4 times base salary

Executive Vice Presidents and Senior Vice Presidents	3 times base salary

Group Vice Presidents, Division Presidents, and Other Designated Key Executives	2 times base salary

Non-employee Directors	5 times annual base cash retainer

All covered individuals are expected to achieve the target level within five years of appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, shares received upon the exercise of stock options and upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger common shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Executive Compensation Recoupment Policy (Clawback)

If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual cash bonus or a long-term cash bonus in an amount higher than otherwise would have been paid, as determined by the Compensation Committee, then the officer, upon demand from the Compensation Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Compensation Committee will take into consideration all factors that it deems appropriate, including:

•	the materiality of the amount of payment involved;

•	the extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

•	individual officer culpability, if any; and

•	other factors that should offset the amount of overpayment.

Compensation Policies as They Relate to Risk Management

As part of the Compensation Committee’s review of our compensation practices, the Compensation Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed in this Compensation Discussion and Analysis, our policies and practices for compensating employees are designed to, among other things, attract and retain high quality and engaged employees. In this process, the Compensation Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described above under “Executive Compensation Recoupment Policy (Clawback)”. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.

Prohibition on Hedging and Pledging

After considering best practices related to ownership of company shares, the Board has adopted a policy prohibiting Kroger directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Kroger securities.

Section 162(m) of the Internal Revenue Code

Prior to the effective date of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallowed a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation was “qualified performance-based compensation” under that section. Pursuant to the Tax Cuts and Jobs Act of 2017, the exception for “qualified performance-based compensation” under Section 162(m) of the Code was eliminated with respect to all remuneration in excess of $1 million other than qualified performance based compensation pursuant to a written binding contract in effect on November 2, 2017 or earlier which was not modified in any material respect on or after such date (the legislation providing for such transition rule, the “Transition Rule”).

As a result, performance based compensation that the Compensation Committee structured in previous years with the intent of qualifying as performance-based compensation under Section 162(m) that will be paid after January 1, 2018 may not be fully deductible, depending on the application of the Transition Rule. The committee will—consistent with its past practice—continue to retain flexibility to design compensation programs that are in the best long-term interests of the company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Kroger’s management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Kroger’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.

Compensation Committee:

Clyde R. Moore, Chair

Susan J. Kropf

Jorge P. Montoya

James A. Runde

Executive Compensation Tables

Summary Compensation Table

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years presented.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

W. Rodney McMullen	2017	1,318,752	5,166,317	2,700,116	359,806	1,691,406	298,463	11,534,860
Chairman and Chief	2016	1,251,781	5,125,034	2,699,044	719,945	3,139,537	282,051	13,217,392
Executive Officer	2015	1,216,665	4,332,252	2,300,092	2,999,693	618,033	279,656	11,746,391
J. Michael Schlotman	2017	898,316	1,973,228	1,040,846	207,136	873,808	242,637	5,235,971
Executive Vice President	2016	850,360	1,973,247	1,040,436	372,855	1,436,752	141,427	5,815,077
and Chief Financial Officer	2015	793,825	2,489,148	1,040,847	1,394,752	44,163	148,104	5,910,839

Michael J. Donnelly	2017	817,967	2,230,028	780,637	183,832	1,032,483	247,149	5,292,096
Executive Vice President	2016	757,036	1,480,011	780,323	341,308	2,207,236	188,569	5,754,483
and Chief Operating Officer	2015	700,684	1,919,013	585,529	1,274,152	321,545	175,112	4,976,035
Christopher T. Hjelm	2017	744,245	1,480,025	780,637	173,536	520	190,917	3,369,880
Executive Vice President	2016	706,567	1,480,011	780,323	326,280	832	151,201	3,445,214
and Chief Information Officer	2015	653,368	1,992,003	780,633	1,302,852	168	138,145	4,867,169

Stuart W. Aitken	2017	721,328	1,275,567	262,612	160,015	-	110,363	2,529,884
Group Vice President

(1)	Mr. Aitken became an NEO in 2017.

(2)	Amounts reflect the grant date fair value of restricted stock and performance units granted each fiscal year, as computed in accordance with FASB ASC Topic 718. The following table reflects the value of each type of award granted to the NEOs in 2017:

Name	Restricted Stock	Performance Units

Mr. McMullen	$3,750,010	$1,416,307

Mr. Schlotman	$1,479,921	$493,307

Mr. Donnelly	$1,860,019	$370,009

Mr. Hjelm	$1,110,016	$370,009

Mr. Aitken	$1,151,111	$124,456

The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2017.

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the 2017 performance unit awards at the grant date is as follows:

Name	Value of Performance Units Assuming Maximum Performance

Mr. McMullen	$2,832,614

Mr. Schlotman	$ 986,614

Mr. Donnelly	$ 740,018

Mr. Hjelm	$ 740,018

Mr. Aitken	$ 248,911

(3)	These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2017.

(4)	Non-equity incentive plan compensation earned for 2017 consists of amounts earned under the 2017 performance-based annual cash bonus plan and the 2015 Long-Term Incentive Plan.

Name	Annual Cash Bonus	Long-Term Cash Bonus

Mr. McMullen	$ 71,806	$ 288,000

Mr. Schlotman	$ 24,736	$ 182,400

Mr. Donnelly	$ 24,736	$ 159,096

Mr. Hjelm	$ 24,736	$ 148,800

Mr. Aitken	$ 16,160	$ 143,855

In accordance with the terms of the 2017 performance-based annual cash bonus plan, Kroger paid 3.8% to the NEOs. These amounts were earned with respect to performance in 2017 and paid in March 2018. See “Results of 2017 Annual Cash Bonus Plan” in the Compensation Discussion and Analysis (“CD&A”) for more information on this plan.

The long-term cash bonus awarded under the 2015 Long-Term Incentive Plan is a performance-based bonus plan designed to reward participants for improving the long-term performance of the Company. The plan covered performance during fiscal years 2015, 2016 and 2017 and amounts earned under the plan were paid in March 2018. In accordance with the terms of the plan, participants earned and Kroger paid 24% of long-term cash bonus potentials. The long-term cash bonus potential equaled the participant’s salary in effect on the last day of fiscal 2014, and for Mr. Aitken, the day he became eligible for the plan. See “Results of 2015 Long-Term Incentive Plan” in the CD&A for more information on this plan.

(5)	For 2017, the amounts reported consist of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under a defined benefit pension plan (including supplemental plans), which applies to Messrs. McMullen, Schlotman, Donnelly and Hjelm, and preferential earnings on nonqualified deferred compensation, which applies to Messrs. McMullen, Donnelly and Hjelm. Mr. Aitken does not participate in a pension plan and neither Mr. Schlotman nor Mr. Aitken participate in a nonqualified deferred compensation plan.

Name	Change in Pension Value	Preferential Earnings on Nonqualified Deferred Compensation

Mr. McMullen	$1,591,548	$99,858

Mr. Schlotman	$873,808	—

Mr. Donnelly	$1,026,782	$5,701

Mr. Hjelm	$313	$207

Mr. Aitken	—	—

Change in Pension Value. These amounts represent the aggregate change in the actuarial present value of accumulated pension benefits. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of accumulated pension benefits for 2017 compared to 2016 is due to a lower discount rate and additional benefits accrued, as applicable. Please see the 2017 Pension Benefits section for further information regarding the assumptions used in calculating pension benefits.

Preferential Earnings on Nonqualified Deferred Compensation. Messrs. McMullen, Donnelly and Hjelm participate in The Kroger Co. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the plan, deferred compensation earns interest at a rate representing Kroger’s cost of ten-year debt, as determined by the CEO and approved by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year and the interest rate established for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by Kroger for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In fifteen of the twenty-four years in which at least one NEO deferred compensation, the rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the plan rate is deemed to be above-

market, Kroger calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2017 earn interest at a rate higher than 120% of the corresponding federal rate; accordingly, there are preferential earnings on these amounts.

(6)	Amounts reported in the “All Other Compensation” column for 2017 include the dollar value of premiums paid by the Company for life insurance, Company contributions to defined contribution retirement plans, dividend equivalents paid on earned performance units, and dividends paid on unvested restricted stock. The following table identifies the value of each benefit.

Name	Life Insurance Premiums	Retirement Plan Contributions(a)	Payment of Dividend Equivalents on Earned Performance Units	Dividends Paid on Unvested Restricted Stock	Other(b)
Mr. McMullen	$94,386	—	$16,718	$187,359	—
Mr. Schlotman	$165,719	—	$8,247	$68,671	—
Mr. Donnelly	$147,823	$45,733	$4,639	$48,954	—
Mr. Hjelm	$100,665	$36,043	$6,186	$48,023	—
Mr. Aitken	$23,508	$48,824	$2,066	$24,898	$11,067

(a)	Retirement plan contributions. The Company makes automatic and matching contributions to NEOs’ accounts under the applicable defined contribution plan on the same terms and using the same formulas as other participating employees. The Company also makes contributions to NEOs’ accounts under the applicable defined contribution plan restoration plan, which is intended to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the defined contribution plans in accordance with the Code. The aggregate amounts in the table above represent the following contributions for 2017:

•	Mr. Donnelly – a $13,500 matching contribution to the Dillon Companies, Inc. Employees’ Profit Sharing Plan and a $32,233 matching contribution to the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan;

•	Mr. Hjelm – a $10,872 matching contribution and a $2,000 automatic company contribution to The Kroger Co. 401(k) Retirement Savings Account Plan (the “401(k) Plan”) and a $23,171 contribution to The Kroger Co. 401(k) Retirement Savings Account Restoration Plan (the “Restoration Plan”); and

•	Mr. Aitken – a $10,864 matching contribution and a $2,000 automatic company contribution to the 401(k) Plan and a $35,960 contribution to the Restoration Plan.

(b) Other. For each of Messrs. McMullen, Schlotman, Donnelly and Hjelm the total amount of other benefits was less than $10,000. For Mr. Aitken, this amount includes the dollar value of insurance premiums paid by the Company on accidental death and dismemberment insurance and long-term disability insurance and reimbursement of tax preparation fees and cell phone fees.

2017 Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)		Maximum ($)		Target (#)(3)	Maximum (#)(3)

W. Rodney McMullen		$1,889,623	(1)	$3,779,245	(1)
		$57,488	(2)	$1,277,500	(2)
	7/13/2017					5,561	123,587				$1,416,307
	7/13/2017							163,613			$3,750,010
	7/13/2017								573,127	$22.92	$2,700,116

J. Michael Schlotman		$650,943	(1)	$1,301,887	(1)
		$39,161	(2)	$870,240	(2)
	7/13/2017					1,937	43,046				$493,307
	7/13/2017							64,569			$1,479,921
	7/13/2017								220,930	$22.92	$1,040,846

Michael J. Donnelly		$650,943	(1)	$1,301,887	(1)
		$34,763	(2)	$772,500	(2)
	7/13/2017					1,453	32,287				$370,009
	7/13/2017							48,430			$1,110,016
	12/7/2017							28,270			$750,003
	7/13/2017								165,698	$22.92	$780,637

Christopher T. Hjelm		$650,943	(1)	$1,301,887	(1)
		$32,445	(2)	$721,000	(2)
	7/13/2017					1,453	32,287				$370,009
	7/13/2017							48,430			$1,110,016
	7/13/2017								165,698	$22.92	$780,637

Stuart W. Aitken		$425,250	(1)	$850,500	(1)
		$31,286	(2)	$695,250	(2)
	7/13/2017					489	10,860				$124,456
	7/13/2017							17,500			$401,100
	7/13/2017							32,723			$750,011
	7/13/2017								55,742	$22.92	$262,612

(1)	These amounts relate to the 2017 performance-based annual cash bonus plan. The amount listed under “Target” represents the annual cash bonus potential of the NEO. By the terms of the plan, payouts are limited to no more than 200% of a participant’s annual cash bonus potential; accordingly, the amount listed under “Maximum” is two times that officer’s annual cash bonus potential amount. Each NEO’s target and maximum amounts are prorated to reflect his increased annual cash bonus potential following the annual compensation review. The amounts actually earned under this plan were paid in March 2018 and are included in the Summary Compensation Table for 2017 in the “Non-Equity Incentive Plan Compensation” column and are described in footnote 4 to that table.

(2)	These amounts relate to the long-term cash bonus potential under the 2017 Long-Term Incentive Plan, which covers performance during fiscal years 2017, 2018 and 2019. The long-term cash bonus potential amount equals the annual base salary of the NEOs as of the last day of fiscal 2016. By the terms of the plan, payouts are limited to no more than 100% of a participant’s long-term cash bonus potential; accordingly, the amount listed under “Maximum” is the participant’s long-term cash bonus potential. Because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore, in accordance with SEC rules, the amount listed under “Target” is a representative amount based on 2017 performance.

(3)

These amounts represent performance units awarded under the 2017 Long-Term Incentive Plan, which covers performance during fiscal years 2017, 2018 and 2019. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the NEO under the award. Because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore, in accordance with SEC rules, the amount listed under “Target” is a representative amount based on 2017 performance. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2017 in the “Stock Awards” column and described in footnote 2 to that table.

(4)	These amounts represent the number of shares of restricted stock granted in 2017. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2017 in the “Stock Awards” column and described in footnote 2 to that table.

(5)	These amounts represent the number of stock options granted in 2017. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2017 in the “Option Awards” column.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the bonus potential amounts for the performance-based annual cash bonus awards (shown in this table as “Target”), the number of performance units awarded (shown in this table as “Maximum”), and the bonus potential amounts for the long-term cash bonus awards (shown in this table as “Maximum”). Amounts are payable to the extent that Kroger’s actual performance meets specific performance metrics established by the Compensation Committee at the beginning of the performance period. There are no guaranteed or minimum payouts; if none of the performance metrics are achieved, then none of the award is earned and no payout is made. As described in the CD&A, actual earnings under the performance-based annual cash bonus plan may exceed the target amount if the Company’s performance exceeds the performance goals, but are limited to 200% of the target amount. The performance units and the long-term cash bonus potentials awarded under the 2017 Long-Term Incentive Plan are more particularly described in the CD&A.

The annual restricted stock and nonqualified stock options awards granted to the NEOs vest in equal amounts on each of the first five anniversaries of the grant date, so long as the officer remains a Kroger employee. Mr. Donnelly’s 12/7/17 restricted stock award of 28,270 shares and Mr. Aitken’s 7/13/17 restricted stock award of 32,373 shares were special awards that vest 25% on each of the first two anniversaries of the grant date and 50% on the third anniversary of the grant date. Any dividends declared on Kroger common shares are payable on unvested restricted stock.

2017 Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of the end of 2017. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $29.34 on February 2, 2018, the last trading day of 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney	130,000	—		$14.31	6/26/2018	14,616	(6)	$428,833	0	(15)	$0	(15)
McMullen	130,000	—		$11.17	6/25/2019	32,000	(7)	$938,880	5,561	(16)	$171,458	(16)
	140,000	—		$10.08	6/24/2020	45,000	(8)	$1,320,300
	182,880	—		$12.37	6/23/2021	51,657	(9)	$1,515,616
	194,880	—		$10.98	7/12/2022	80,044	(10)	$2,348,491
	155,904	38,976	(1)	$18.88	7/15/2023	163,613	(11)	$4,800,405
	180,000	120,000	(2)	$24.67	7/15/2024
	94,166	141,249	(3)	$38.33	7/15/2025
	71,618	286,473	(4)	$37.48	7/13/2026
	—	573,127	(5)	$22.92	7/13/2027
J. Michael	50,000	—		$10.08	6/24/2020	8,196	(6)	$240,471	0	(15)	$0	(15)
Schlotman	91,280	—		$12.37	6/23/2021	12,000	(8)	$352,080	1,937	(16)	$59,720	(16)
	109,280	—		$10.98	7/12/2022	23,166	(9)	$679,690
	87,424	21,856	(1)	$18.88	7/15/2023	4,445	(12)	$130,416
	48,000	32,000	(2)	$24.67	7/15/2024	31,589	(10)	$926,821
	42,612	63,919	(3)	$38.33	7/15/2025	64,569	(11)	$1,894,454
	27,607	110,431	(4)	$37.48	7/13/2026
	—	220,930	(5)	$22.92	7/13/2027
Michael J.	40,000	—		$10.08	6/24/2020	4,804	(6)	$140,949	0	(15)	$0	(15)
Donnelly	70,720	—		$12.37	6/23/2021	9,000	(8)	$264,060	1,453	(16)	$44,793	(16)
	50,720	—		$10.98	7/12/2022	17,729	(9)	$520,169
	40,576	—		$18.88	7/15/2023	4,445	(12)	$130,416
	36,000	24,000	(2)	$24.67	7/15/2024	23,693	(10)	$695,153
	23,971	35,958	(3)	$38.33	7/15/2025	48,430	(11)	$1,420,936
	20,705	82,823	(4)	$37.48	7/13/2026	28,270	(13)	$829,442
	—	165,698	(5)	$22.92	7/13/2027
Christopher T.	16,000	—		$11.17	6/25/2019	3,804	(6)	$111,609	0	(15)	$0	(15)
Hjelm	24,000	—		$10.08	6/24/2020	9,000	(8)	$264,060	1,453	(16)	$44,793	(16)
	40,576	—		$12.37	6/23/2021	17,376	(9)	$509,812
	50,720	—		$10.98	7/12/2022	4,445	(12)	$130,416
	40,576	10,144	(1)	$18.88	7/15/2023	23,693	(10)	$695,153
	36,000	24,000	(2)	$24.67	7/15/2024	48,430	(11)	$1,420,936
	31,959	47,939	(3)	$38.33	7/15/2025
	20,705	82,823	(4)	$37.48	7/13/2026
	—	165,698	(5)	$22.92	7/13/2027
Stuart W. Aitken	8,930	13,396	(3)	$38.33	7/15/2025	4,853	(9)	$142,387	0	(15)	$0	(15)
	6,965	27,863	(4)	$37.48	7/13/2026	6,667	(6)	$195,610	489	(16)	$15,067	(16)
	—	55,742	(5)	$22.92	7/13/2027	8,562	(10)	$251,209
						17,500	(11)	$513,450
						32,723	(14)	$960,093

(1)	Stock options vest on 7/15/2018.

(2)	Stock options vest in equal amounts on 7/15/2018 and 7/15/2019.

(3)	Stock options vest in equal amounts on 7/15/2018, 7/15/2019, and 7/15/2020.

(4)	Stock options vest in equal amounts on 7/13/2018, 7/13/2019, 7/13/2020, and 7/13/2021.

(5)	Stock options vest in equal amounts on 7/13/2018, 7/13/2019, 7/13/2020, 7/13/2021 and 7/13/2022.

(6)	Restricted stock vests on 7/15/2018.

(7)	Restricted stock vests on 12/12/2018.

(8)	Restricted stock vests in equal amounts on 7/15/2018 and 7/15/2019.

(9)	Restricted stock vests in equal amounts on 7/15/2018, 7/15/2019, and 7/15/2020.

(10)	Restricted stock vests in equal amounts on 7/13/2018, 7/13/2019, 7/13/2020, and 7/13/2021.

(11)	Restricted stock vests in equal amounts on 7/13/2018, 7/13/2019, 7/13/2020, 7/13/2021 and 7/13/2022.

(12)	Restricted stock vests on 9/17/2018.

(13)	Restricted stock vests 25% on each of 12/7/2018 and 12/7/2019 and 50% on 12/7/2020.

(14)	Restricted stock vests 25% on each of 7/13/2018 and 7/13/2019 and 50% on 7/13/2020.

(15)	Performance units granted under the 2016 Long-Term Incentive Plan are earned as of the last day of fiscal 2018, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect performance through 2017, including cash payments equal to projected dividend equivalent payments.

(16)	Performance units granted under the 2017 Long-Term Incentive Plan are earned as of the last day of fiscal 2019, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect performance through 2017, including cash payments equal to projected dividend equivalent payments.

2017 Option Exercises and Stock Vested

The following table provides information regarding 2017 stock options exercised, restricted stock vested, and common shares issued pursuant to performance units earned under the 2015 Long-Term Incentive Plan.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Rodney McMullen	120,000	$2,176,200	133,484	$3,180,600
J. Michael Schlotman	—	—	60,634	$1,390,177
Michael J. Donnelly	80,000	$1,406,776	32,860	$750,535
Christopher T. Hjelm	8,000	$130,680	32,902	$752,208
Stuart W. Aitken	—	—	12,087	$278,971

(1)	Stock options have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the exercise date.

(2)	The Stock Awards columns include vested restricted stock and earned performance units, as follows:

	Vested Restricted Stock		Earned Performance Units
Name	Number of Shares	Value Realized	Number of Shares	Value Realized
Mr. McMullen	120,961	$2,884,682	12,523	$295,918
Mr. Schlotman	54,456	$1,244,200	6,178	$145,977
Mr. Donnelly	29,385	$668,416	3,475	$82,119
Mr. Hjelm	28,268	$642,714	4,634	$109,494
Mr. Aitken	10,425	$239,687	1,662	$39,284

Restricted stock. The table includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock, based on the closing price of Kroger common shares on the vesting date.

Performance Units. In 2015, participants in the 2015 Long-Term Incentive Plan were awarded performance units that were earned based on performance criteria established by the Compensation Committee at the beginning of the three-year performance period. Actual payouts were based on the level of performance achieved, and were paid in common shares. The number of common shares issued and the value realized based on the closing price of Kroger common shares of $23.63 on March 15, 2018, the date of deemed delivery of the shares, are reflected in the table above.

2017 Pension Benefits

The following table provides information regarding pension benefits for the NEOs as of the last day of 2017. Mr. Aitken does not participate in a pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments during Last fiscal year ($)
W. Rodney McMullen	Pension Plan	32	$1,412,451		—
	Excess Plan	32	$14,576,108		—
J. Michael Schlotman	Pension Plan	32	$1,520,588		—
	Excess Plan	32	$7,416,810		—
Michael J. Donnelly	Pension Plan	38	$754,056		—
	Excess Plan	38	$5,960,476		—
Christopher T. Hjelm	Pension Plan	—	—	(2)	—	(2)

(1)	The discount rate used to determine the present values was 3.99% for each of The Kroger Consolidated Retirement Benefit Plan Spin Off (the “Pension Plan”) and The Kroger Co. Consolidated Retirement Excess Benefit Plan (the “Excess Plan”), which are the same rates used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 15 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2017.

(2)	In 2017, the cash balance portion of the Pension Plan was terminated and Mr. Hjelm’s balance was distributed via a transfer to an annuity contract on December 5, 2017. Accordingly, Mr. Hjelm is no longer a participant in the Pension Plan and had no present value of accumulated benefits on the last day of 2017. See the narrative discussion following this table under the heading “Cash Balance Participants” for additional information on the termination of the Pension Plan for cash balance participants.

Pension Plan and Excess Plan

In 2017, Messrs. McMullen, Schlotman, Donnelly and Hjelm were participants in the Pension Plan, which is a qualified defined benefit pension plan. Messrs. McMullen, Schlotman and Donnelly also participate in the Excess Plan, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the Excess Plan is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Code.

Although participants generally receive credited service beginning at age 21, certain participants in the Pension Plan and the Excess Plan who commenced employment prior to 1986, including Messrs. McMullen and Schlotman, began to accrue credited service after attaining age 25 and one year of service. The Pension Plan and the Excess Plan generally determine accrued benefits using a cash balance formula, but retain benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of Messrs. McMullen, Schlotman and Donnelly is eligible for these grandfathered benefits. Mr. Hjelm is not a grandfathered participant, and therefore, his benefits are determined using the cash balance formula.

Grandfathered Participants

Benefits for grandfathered participants are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon formula covering service to Dillon Companies, Inc. As “grandfathered participants”, Messrs. McMullen, Schlotman and Donnelly will receive benefits under the Pension Plan and the Excess Plan, determined as follows:

•	1 1⁄2% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual cash bonus) during the last ten calendar years of employment, reduced by 1 1⁄4% times years of credited service multiplied by the primary social security benefit;

•	normal retirement age is 65;

•	unreduced benefits are payable beginning at age 62; and

•	benefits payable between ages 55 and 62 will be reduced by 1⁄3 of one percent for each of the first 24 months and by 1⁄2 of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

In the event of a termination of employment other than death or disability, Messrs. McMullen, Schlotman and Donnelly currently are eligible for a reduced early retirement benefit, as each has attained age 55. If a “grandfathered participant” becomes disabled while employed by Kroger and after attaining age 55, the participant will receive the full retirement benefit. If a married “grandfathered participant” dies while employed by Kroger, the surviving spouse will receive benefits as though a retirement occurred on such date, based on the greater of: actual benefits payable to the participant if he or she was over age 55, or the benefits that would have been payable to the participant assuming he or she was age 55 on the date of death.

Cash Balance Participants

Mr. Hjelm began participating in the Pension Plan in August 2005 as a cash balance participant. Until the plan was frozen on December 31, 2006, cash balance participants received an annual pay credit equal to 5% of that year’s eligible earnings plus an annual interest credit equal to the account balance at the beginning of the plan year multiplied by the annual rate of interest on 30-year Treasury Securities in effect prior to the plan year. Beginning on January 1, 2007, cash balance participants receive an annual interest credit but no longer receive an annual pay credit.

In 2017, the Company terminated the Pension Plan with respect to active non-union cash balance participants and distributed the current balance of each eligible participant, at his/her election, via a transfer to a 401(k) plan, IRA or a lump sum cash payment. Participants that did not make an election had their balance transferred to an insurer through an annuity contract. On December 5, 2017, Mr. Hjelm’s balance of $11,407.48 was distributed via transfer to an annuity contract. Mr. Hjelm is no longer a participant in the Pension Plan.

Offsetting Benefits

Mr. Donnelly also participates in the Dillon Companies, Inc. Employees’ Profit Sharing Plan (the “Dillon Profit Sharing Plan”), which is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are allocated to each participant’s account. Participation in the Dillon Profit Sharing Plan was frozen in 2001 and participants are no longer able to make employee contributions, but certain participants, including Mr. Donnelly, are still eligible for employer contributions. Participants elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Due to offset formulas contained in the Pension Plan, Mr. Donnelly’s accrued benefits under the Dillon Profit Sharing Plan offset a portion of the benefit that would otherwise accrue for him under the Pension Plan for his service with Dillon Companies, Inc. Mr. Donnelly also participates in the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan (“Dillon Excess Profit Sharing Plan”) which provides Company contributions in excess of the qualified plan limits. The Dillon Excess Profit Sharing Plan is offset by Mr. Donnelly’s benefit from the Excess Plan. The offsets are reflected in the Pension Benefits table above.

2017 Nonqualified Deferred Compensation

The following table provides information on nonqualified deferred compensation for the NEOs for 2017. Messrs. Schlotman and Aitken do not participate in a nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY		Aggregate Earnings in Last FY(1)	Aggregate Balance at Last FYE(2)
W. Rodney McMullen	$113,409	(3)	$618,075	$9,765,811
J. Michael Schlotman	—		—	—
Michael J. Donnelly	$111,014	(4)	$30,817	$540,667
Christopher T. Hjelm	—		$11,697	$259,712
Stuart W. Aitken	—		—	—

(1)	These amounts include the aggregate earnings on all accounts for each NEO, including any above-market or preferential earnings. The following amounts earned in 2017 are deemed to be preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2017: Mr. McMullen, $99,858; Mr. Donnelly, $5,701; and Mr. Hjelm, $207.

(2)	The following amounts in the Aggregate Balance column were reported in the Summary Compensation Tables covering fiscal years 2006 – 2016: Mr. McMullen, $2,925,884; Mr. Donnelly, $134,959; and Mr. Hjelm, $149,163.

(3)	This amount includes the deferral of $5,417 of his salary in fiscal 2017; this amount is included in the “Salary” column of the Summary Compensation Table for 2017. This amount also includes the deferral of $56,925 of his 2014 Long-Term Incentive Plan cash bonus earned for performance over the three year period 2014 to 2016 and paid in March 2017 and the deferral of $51,067 of his 2016 performance-based annual cash bonus plan earned in 2016 and paid in March 2017; these amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2016.

(4)	This amount represents the deferral of a portion of his 2014 Long-Term Incentive Plan cash bonus earned for performance over the three year period 2014 to 2016 and paid in March 2017; this amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2016.

Executive Deferred Compensation Plan

Messrs. McMullen, Donnelly and Hjelm participate in the Deferred Compensation Plan, which is a nonqualified deferred compensation plan. Participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Code Section 125 plan deductions, as well as up to 100% of their annual and long-term cash bonus compensation. Kroger does not match any deferral or provide other contributions. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO and approved by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Amounts deferred in 2017 earn interest at a rate of 2.8%. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Participants may not withdraw amounts from their accounts until they leave Kroger, except that Kroger has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified employees” under Section 409A of the Code, which includes the NEOs, may not receive a post-termination distribution for at least six months following separation. If the employee dies prior to or during the distribution period, the remainder of the account will be distributed to his or her designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.

Potential Payments upon Termination or Change in Control

Kroger does not have employment agreements or other contracts, agreements, plans or arrangements that provide for payments to the NEOs in connection with a termination of employment or a change in control of Kroger. However, KEPP, award agreements for stock options, restricted stock and performance units, and the long-term cash bonus plans provide for certain payments and benefits to participants, including the NEOs, in the event of a termination of employment or a change in control of Kroger, as defined in the applicable plan or agreement. Our pension plan and nonqualified deferred compensation plan also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the 2017 Pension Benefits section and the 2017 Nonqualified Deferred Compensation section, respectively.

KEPP

KEPP applies to all management employees who are classified as exempt under the federal Fair Labor Standards Act and to certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service, including the NEOs. KEPP provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger, as defined in KEPP. The actual amount of the severance benefit is dependent on pay level and years of service. Exempt employees, including the NEOs, are eligible for the following benefits:

•	a lump sum severance payment equal to up to 24 months of the participant’s annual base salary and target annual bonus potential;

•	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;

•	continued medical and dental benefits for up to 24 months and continued group term life insurance coverage for up to 6 months; and

•	up to $10,000 as reimbursement for eligible outplacement expenses.

In the event that any payments or benefits received or to be received by an eligible employee in connection with a change in control or termination of employment (whether pursuant to KEPP or any other plan, arrangement or agreement with Kroger or any person whose actions result in a change in control) would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits will either be (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of such payments or benefits will be subject to the excise tax, whichever results in the eligible employee receiving the greatest aggregate amount on an after-tax basis.

Long-Term Incentive Awards

The following table describes the treatment of long-term incentive awards following a termination of employment or change in control of Kroger, as defined in the applicable agreement. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.

Triggering Event	Stock Options	Restricted Stock	Performance Units	Performance-Based Long-Term Cash Bonus
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three year performance period has not ended	Forfeit all rights to long-term cash bonuses for which the three year performance period has not ended
Voluntary Termination/ Retirement - Prior to minimum age and five years of service(2)	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three year performance period has not ended	Forfeit all rights to long-term cash bonuses for which the three year performance period has not ended
Voluntary Termination/ Retirement - After minimum age and five years of service(2)	Unvested options continue vesting on the original schedule. All options are exercisable for remainder of the original 10-year term.	Unvested shares continue vesting on the original schedule	Pro rata portion(1) of units earned based on performance results over the full three-year period	Pro rata portion(1) of long-term cash bonuses earned based on performance results over the full three-year period

Triggering Event	Stock Options	Restricted Stock	Performance Units	Performance-Based Long-Term Cash Bonus
Death	Unvested options are immediately vested. All options are exercisable for the remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(1) of units earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.	Pro rata portion(1) of long-term cash bonuses earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.
Disability	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(1) of units earned based on performance results over the full three-year period	Pro rata portion(1) of long-term cash bonuses earned based on performance results over the full three-year period
Change in Control(3)	Unvested options are immediately vested and exercisable	Unvested shares immediately vest	50% of the units granted at the beginning of the performance period earned immediately	50% of the bonus granted at the beginning of the performance period earned immediately

(1)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.

(2)	The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units and the long-term cash bonus.

(3)	These benefits are payable upon a change in control of Kroger, as defined in the applicable agreement, with or without a termination of employment.

Quantification of Payments upon Termination or Change in Control

The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on the last day of the fiscal year, February 3, 2018, given compensation, age and service levels as of that date and, where applicable, based on the closing market price per Kroger common share on the last trading day of the fiscal year ($29.34 on February 2, 2018). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the market price of Kroger common shares, and the officer’s age, length of service and compensation level.

Name	Involuntary Termination	Voluntary Termination/ Retirement	Death	Disability	Change in Control without Termination	Change in Control with Termination
W. Rodney McMullen
Accrued and Banked Vacation	$705,370	$705,370	$705,370	$705,370	$705,370	$705,370
Severance	—	—	—	—	—	6,631,800
Continued Health and Welfare Benefits(1)	—	—	—	—	—	69,946
Stock Options(2)	—	—	4,648,164	4,648,164	4,648,164	4,648,164
Restricted Stock(3)	—	—	11,352,526	11,352,526	11,352,526	11,352,526
Performance Units(4)	—	54,402	54,402	54,402	2,889,403	2,889,403
Long-Term Cash Bonus(5)	—	19,166	19,166	19,166	1,258,750	1,258,750
Executive Group Life Insurance	—	—	5,213,600	—	—	—
J. Michael Schlotman
Accrued and Banked Vacation	$479,564	$479,564	$479,564	$479,564	$479,564	$479,564
Severance	—	—	—	—	—	3,192,720
Continued Health and Welfare Benefits(1)	—	—	—	—	—	104,012
Stock Options(2)	—	—	1,796,584	1,796,584	1,796,584	1,796,584
Restricted Stock(3)	—	—	4,223,933	4,223,933	4,223,933	4,223,933
Performance Units(4)	—	18,948	18,948	18,948	1,017,658	1,017,658
Long-Term Cash Bonus(5)	—	13,056	13,056	13,056	855,120	855,120
Executive Group Life Insurance	—	—	50,000	—	—	—
Michael J. Donnelly
Accrued and Banked Vacation	$211,530	$211,530	$211,530	$211,530	$211,530	$211,530
Severance	—	—	—	—	—	3,150,000
Continued Health and Welfare Benefits(1)	—	—	—	—	—	85,275
Stock Options(2)	—	—	1,282,087	1,282,087	1,282,087	1,282,087
Restricted Stock(3)	—	—	4,001,125	4,001,125	4,001,125	4,001,125
Performance Units(4)	—	14,212	14,212	14,212	763,295	763,295
Long-Term Cash Bonus(5)	—	11,590	11,590	11,590	761,250	761,250
Executive Group Life Insurance	—	—	3,132,800	—	—	—
Christopher T. Hjelm
Accrued and Banked Vacation	$28,562	$28,562	$28,562	$28,562	$28,562	$28,562
Severance	—	—	—	—	—	2,885,208
Continued Health and Welfare Benefits(1)	—	—	—	—	—	64,442
Stock Options(2)	—	—	1,282,087	1,282,087	1,282,087	1,282,087
Restricted Stock(3)	—	—	3,131,986	3,131,986	3,131,986	3,131,986
Performance Units(4)	—	14,212	14,212	14,212	763,295	763,295
Long-Term Cash Bonus(5)	—	10,817	10,817	10,817	710,500	710,500
Executive Group Life Insurance	—	—	2,920,400	—	—	—
Stuart W. Aitken
Accrued and Banked Vacation	$8,264	$8,264	$8,264	$8,264	$8,264	$8,264
Severance	—	—	—	—	—	2,027,000
Continued Health and Welfare Benefits(1)	—	—	—	—	—	34,943
Stock Options(2)	—	—	357,864	357,864	357,864	357,864
Restricted Stock(3)	—	—	2,062,749	2,062,749	2,062,749	2,062,749
Performance Units(4)	—	—	4,780	4,780	256,740	256,740
Long-Term Cash Bonus(5)	—	—	10,431	10,431	685,125	685,125
Executive Group Life Insurance	—	—	3,889,100	—	—	—

(1)	Represents the aggregate present value of continued participation in the Company’s medical, dental and executive term life insurance plans, based on the premiums payable by the Company during the eligible period. The eligible period for continued medical and dental benefits is based on the level and length of service, which is 20 months for Mr. Aitken, and 24 months for the other NEOs. The eligible period for continued executive term life insurance coverage is six months for the NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.

(2)	Amounts reported in the death, disability and change in control columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on February 2, 2018. A value of $0 is attributed to stock options with an exercise price greater than the market price on the last day of the fiscal year. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the options may continue to vest on the original schedule if the conditions described above are met.

(3)	Amounts reported in the death, disability and change in control columns represent the aggregate value of the accelerated vesting of unvested restricted stock. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the restricted stock may continue to vest on the original schedule if the conditions described above are met.

(4)	Amounts reported in the voluntary termination/retirement, death and disability columns represent the aggregate value of the performance units granted in 2016 and 2017, based on performance through the last day of fiscal 2017 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2016 and 2017. Awards under the 2015 Long-Term Incentive Plan were earned as of the last day of 2017 so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Stock Awards column of the 2017 Stock Vested Table.

(5)	Amounts reported in the voluntary termination/retirement, death and disability columns represent the aggregate value of the long-term cash bonuses granted in 2016 and 2017, based on performance through the last day of fiscal 2017 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the long-term cash bonus potentials under the 2016 and 2017 Long-Term Incentive Plans. Awards under the 2015 Long-Term Incentive Plan were earned as of the last day of 2017, so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2017.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. McMullen, to the annual total compensation of our median employee.

As reported in the Summary Compensation Table, our CEO had annual total compensation for 2017 of $11,534,860. Using this Summary Compensation Table methodology, the annual total compensation of our median employee for 2017 was $21,075. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median employee for fiscal 2017 was 547 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.

We identify the “median employee” from our employee population on the last day of our 11th fiscal period (December 2, 2017), which included full-time, part-time, temporary, and seasonal employees who were employed on that date. The consistently applied compensation measure we used was “base salary/wages paid”, which we measured from the beginning of our fiscal year, January 29, 2017, through December 2, 2017; and we multiplied the average weekly earnings during this period of each full-time and part-time permanent employee by 53, which was the number of weeks in fiscal 2017. We annualized the earnings of all permanent employees who were on a leave of absence or were new-hires in 2017. We did not make any other adjustments permissible by the SEC nor did we make any other material assumptions or estimates to identify our median employee.

Once the median employee was identified, we then determined the median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K, and compared it to the annual total compensation of Mr. McMullen as detailed in the “Total” column of the Summary Compensation Table for 2017, to arrive at the pay ratio disclosed above.

Item No. 2 Advisory Vote to Approve Executive Compensation

You are being asked to vote, on an advisory basis, to approve the compensation of our NEOs. The Board of Directors recommends that you vote FOR the approval of compensation of our NEOs.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

As discussed earlier in the CD&A, our compensation philosophy is to attract and retain the best management talent and to motivate these employees to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:

•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;

•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;

•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of executives and shareholders; and

•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.

We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The next advisory vote will occur at our 2019 annual meeting.

The Board of Directors Recommends a Vote For This Proposal.

Item No. 3 Vote to Approve Amendment to Regulations to Permit Proxy Access

You are being asked to vote to approve an amendment to our Regulations to incorporate a provision that will permit proxy access nominations of directors to our Board of Directors. Our Board of Directors recommends that you vote FOR this proposal.

Under this Item No. 3, the Board is recommending that our shareholders adopt an amendment to our Regulations to implement proxy access. The proposed amendment is contained in a new Article I, Section 2(B)(3) to our Regulations, a copy of which is included in Appendix A attached to this Proxy Statement (the “Amendment”). Proxy access allows eligible shareholders to include their own nominees for director in the Company’s proxy materials along with the Board of Director’s nominees.

In connection with our review of our corporate governance practices and recent trends, in combination with views expressed by certain of our shareholders, the Board approved the Amendment. Pursuant to our Regulations, the Amendment will not become effective unless it is adopted by the affirmative vote of a majority of our shareholders. The Board of Directors’ decision to approve and seek shareholder adoption of this proposal to implement proxy access reflects its continuing commitment to respond to the views of the Company’s shareholders and provide them with a voice in corporate governance matters. Furthermore, the Board of Directors believes that the implementation of proxy access in the manner set forth in this proposal will provide meaningful rights to our shareholders while ensuring the rights are used by shareholders in a responsible manner.

Description of Amendment

The following description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, which is included in the Regulations and set forth in Appendix A. You are urged to read the Amendment in its entirety.

Eligibility of Shareholders to Nominate Directors

The Amendment would permit any shareholder, or group of no more than 20 shareholders, owning 3 percent or more of our outstanding common shares continuously for at least the previous three years who complies with the requirements set forth in the provision, to include one director nominee in the Company’s proxy statement for its annual meeting of shareholders.

Calculation of Qualifying Ownership

To ensure that the interests of shareholders seeking to include director nominees in the Company’s proxy materials are aligned with those of other shareholders, a nominating shareholder would be deemed to own only those outstanding common shares of the Company as to which the shareholder possesses both the full voting and investment rights pertaining to the shares and the full economic interest in (including the opportunity for profit from and risk of loss on) such shares.

Number of Shareholder-Nominated Candidates

The maximum number of shareholder-nominated candidates that the Company would be required to include in its proxy materials would equal the greater of 2 or 20% of the directors in office at the time of nomination. If the 20% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on our current Board of Directors size of 11 directors, the maximum number of shareholder-nominated candidates we would be required to include in our annual meeting proxy materials is two. If one or more vacancies occur on the Board, or the Board decides to reduce the size of the Board in connection therewith, after the nomination deadline, the nominee limit would be calculated based on the reduced number of directors. The maximum number of shareholder-nominated candidates would be reduced by candidates nominated under proxy access procedures who (i) are included in the Company’s proxy statement as a nominee of the Board of Directors, or (ii) were previously elected to the Board of Directors at one of the last two annual meetings and renominated as a director by the Board of Directors. In addition, such number will be further reduced (but not below one) by the number of director nominees submitted by shareholders pursuant to the Company’s advance notice nomination procedures.

Each nominating shareholder or group of shareholders may nominate one, but not more than one, director. If the number of shareholder-nominated candidates exceed the maximum permitted number of nominees, then such candidates would be included in the proxy material in order of the number of Company common shares (largest to smallest) held by each nominating shareholder or group of shareholders until the maximum is reached.

Nominating Procedure

In order to provide adequate time to assess shareholder nominated candidates, requests to include shareholder nominated candidates in the Company’s proxy materials must be received not later than the close of business on the 120th calendar day nor earlier than the close of business on the 150th calendar day prior to the date on which the Company’s proxy statement for the prior year’s annual meeting of shareholders was first mailed to shareholders.

Information Required; Representations and Undertakings

Each shareholder seeking to include a shareholder-nominated candidate in the Company’s proxy materials would be required to provide certain information and make certain representations and undertakings at the time of nomination, including:

•	Proof that the nominating shareholder or group of shareholders has held the required number of shares for the requisite period;

•	The shareholder’s notice on Schedule 14N required to be filed with the SEC;

•	The written consent of the shareholder-nominated candidate to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	Representations and undertakings, including with respect to the shareholder’s intent and compliance with applicable laws, including the lack of an intent to change or influence control of the Company and an undertaking to assume liability stemming from any violation arising out of any communications by the nominating shareholder with the Company’s shareholders and from the information that the shareholder provides to the Company.

In addition, each shareholder-nominated candidate would be required to submit certain information, including as necessary to permit the Board of Directors to determine if the shareholder-nominated candidate is independent under the NYSE listing standards, any applicable rules of the SEC, or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors. Each shareholder-nominated candidate would also be required to provide certain representations and agreement, including in relation to adherence to applicable Company policies, disclosure of voting commitment or compensation arrangement in connection with his or her nomination or service as a director and the completion of any applicable questionnaires as requested by the Company.

Qualifications and Eligibility of Shareholder-Nominated Candidates

The Company would not be required to include the shareholder-nominated candidate in its proxy materials under certain circumstances, including if:

•	the Board of Directors determines he or she is not independent under the NYSE listing standards, any applicable rules of the SEC, or any disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors;

•	the shareholder-nominated candidate has participated in another person’s solicitation;

•	the Company would be in violation of its organizational documents, applicable law or NYSE listing standards;

•	the shareholder-nominated candidate or shareholder has provided materially false or misleading information to the Company;

•	the shareholder-nominated candidate is party to an undisclosed voting commitment or compensation arrangement; or

•	the shareholder nominated candidate’s business or personal interests place such candidate in a conflict of interest with the Company.

Renomination of Shareholder-Nominated Candidates

Any shareholder-nominated candidate who is included in the Company’s proxy materials, but subsequently withdraws from or becomes ineligible for election at the meeting, or does not receive at least 25% of the vote cast in favor of his or her election would be ineligible for nomination for the following two annual meetings.

Supporting Statement

Nominating shareholders may submit to the Company for inclusion in the proxy materials a 500-word statement in support of their nominee(s). The Company may omit any information or statement that it believes would violate any applicable law or regulation.

The Board of Directors Recommends a Vote For This Proposal.

Item No. 4 Vote to Approve Amendment to Regulations to Permit Board Amendments in Accordance with Ohio Law

Under this Item No. 4, we are asking our shareholders to approve an amendment to our Regulations allowing the Board of Directors to adopt amendments to the Regulations to the extent permitted by Ohio law. Our Regulations currently require our shareholders to adopt all amendments.

The text of the revised Article VII of our Regulations, with the additional text proposed by the amendment indicated by underlining is set forth below. The following discussion is qualified in its entirety by reference to the proposed text of the amendment below.

Like many Ohio companies whose shareholders have voted to amend their regulations to permit amendments by their boards of directors, we are asking our shareholders to approve Proposal No. 4 in light of the following:

•	Many jurisdictions, such as Delaware, have historically allowed the directors of a corporation to amend the corporation’s bylaws (the Delaware equivalent of Ohio’s regulations) without shareholder approval.

•	Since 2006, Ohio law provides Ohio corporations with flexibility similar to Delaware corporations, to make certain amendments to their regulations without shareholder approval, if the authority is provided in the corporation’s articles of incorporation or regulations, subject to statutory limitations that prohibit directors from amending the regulations in a way that affects important rights that Ohio law reserves for shareholders.

•	Giving this flexibility to our Board of Directors would enable them to efficiently and cost-effectively streamline and improve the Regulations as needed in the future and also to quickly adapt them to changes in state law or governance trends, such as adopting modern provisions regarding electronic notice and actions.

Even if Proposal 4 is approved, the Board’s ability to amend the Regulations will be limited. Under Ohio law, only our shareholders would be able to make the following amendments to our Regulations:

•	changing the percentage of common shares needed to call a special shareholders’ meeting;

•	changing the length of the time period required for notice of shareholders’ meetings;

•	changing the requirement for a quorum at shareholders’ meetings;

•	prohibiting shareholder or director actions from being authorized or taken without a meeting;

•	defining terms of office for directors or providing for classification of directors;

•	requiring greater than a majority vote of shareholders to remove directors without cause;

•	changing the requirements for a quorum at directors’ meetings or the required vote for an action of the directors; or

•	including a requirement that a control share acquisition of the corporation be approved by the corporation’s shareholders.

Accordingly, if shareholders approve Proposal 4:

•	Article VII of our Regulations would be revised to allow the Board of Directors to amend our Regulations in the future to the extent permitted by Ohio law, which authority could not be delegated to a committee of the Board of Directors; and

•	the Board would be able to amend, repeal and adopt new regulations to implement ministerial and other changes to our Regulations, other than with respect to the matters reserved for shareholders under Ohio law, including as set forth above, without the time-consuming and expensive process of seeking shareholder approval.

The amendment also clarifies that the power to amend the Regulations, whether exercised by the Board or shareholders, includes the power to adopt new regulations.

If Proposal 4 is approved, we would promptly notify shareholders of any amendments to our Regulations made by the Board of Directors either by filing a report with the SEC or by sending a notice to shareholders of record as of the date of the adoption of the amendment. Our shareholders would continue to be able to adopt, amend and repeal the Regulations without action by the Board and, therefore, to change any amendment made by the Board of Directors should they determine that to be appropriate.

The actual text of the revised Article VII of our Regulations, with changes indicated by underlining, is set forth below. The amendment would become effective at the time of the shareholder vote.

ARTICLE VII

Amendment of Regulations

These regulations may be amended or repealed or new regulations may be adopted (A) at any meeting of the shareholders called for that purpose or without such meeting by the affirmative vote or consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal except that the affirmative vote or consent of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal shall be required to amend, alter, change or repeal Sections 1 or 5 of Article II or this Article VII, or to amend, alter, change or repeal these regulations in any way inconsistent with the intent of the foregoing provisions, or (B) by the Board of directors to the extent permitted by the Ohio Revised Code.

The Board of Directors Recommends a Vote For This Proposal.

Item No. 5 Ratification of the Appointment of Kroger’s Independent Auditor

You are being asked to ratify the appointment of Kroger’s independent auditor, PricewaterhouseCoopers LLC. The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of the Audit Committee Report. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com under Investors – Governance – Committee Composition. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Audit Committee’s charter. The Audit Committee held 5 meetings during fiscal year 2017.

Selection of Independent Auditor

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 14, 2018, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending February 2, 2019.

In determining whether to reappoint the independent auditor, our Audit Committee:

•	Reviews PricewaterhouseCoopers LLP’s independence and performance;

•	Reviews, in advance, all non-audit services provided by PricewaterhouseCoopers LLP, specifically with regard to the effect on the firm’s independence;

•	Conducts an annual assessment of PricewaterhouseCoopers LLP’s performance, including an internal survey of their service quality by members of management and the Audit Committee;

•	Conducts regular executive sessions with PricewaterhouseCoopers LLP;

•	Conducts regular executive sessions with the Vice President of Internal Audit;

•	Considers PricewaterhouseCoopers LLP’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;

•	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;

•	Reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms; and

•	Obtains and reviews a report from PricewaterhouseCoopers LLP describing all relationships between the independent auditor and Kroger at least annually to assess the independence of the internal auditor.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our company and its shareholders.

While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services performed by PricewaterhouseCoopers LLP for the annual audit and quarterly reviews of our consolidated financial statements for fiscal 2017 and 2016, and for audit-related, tax and all other services performed in 2017 and 2016.

	Fiscal Year Ended
	February 3, 2018	January 28, 2017
Audit Fees(1)	$5,178,208	$5,894,384
Audit-Related Fees	775,000	—
Tax Fees(2)		30,736
All Other Fees	900	—

Total	$5,954,108	$5,925,120

(1)	Includes annual audit and quarterly reviews of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with review of documents filed with the SEC.

(2)	Fees for state sales tax consulting.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

The Board of Directors Recommends a Vote For This Proposal.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In performing its functions, the Audit Committee:

•	Met separately with the Company’s internal auditor and PricewaterhouseCoopers LLP with and without management present to discuss the results of the audits, their evaluation and management’s assessment of the effectiveness of Kroger’s internal controls over financial reporting and the overall quality of the Company’s financial reporting;

•	Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;

•	Met regularly in executive sessions;

•	Reviewed and discussed with management the audited financial statements included in our Annual Report;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board; and

•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence and discussed with the matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2018, as filed with the SEC.

This report is submitted by the Audit Committee.

Ronald L. Sargent, Chair

Anne Gates

Bobby S. Shackouls

Mark S. Sutton

Item No. 6 Shareholder Proposal – Recyclability of Packaging

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“WHEREAS: A portion of Kroger house brand product packaging is unrecyclable, including plastics, which are a growing component of plastic pollution and marine litter. Authorities say that marine litter kills and injures marine life, spreads toxics, and poses a potential threat to human health. The environmental cost of consumer plastic products and packaging exceeds $139 billion annually, according to the American Chemistry Council.

Plastic is the fastest growing form of packaging; U.S. flexible plastic sales are estimated at $26 billion. Dried fruit, frozen meat, cheese, and dog food are some of the Kroger house brand items packaged in unrecyclable plastic pouches. Private label items account for a quarter of all sales –nearly $20 billion annually. Using unrecyclable packaging when recyclable alternatives are available wastes valuable resources. William McDonough, a leading green design advisor, calls pouch packaging a “monstrous hybrid” designed to end up either in a landfill or incinerator.

Recyclability of household packaging is a growing area of focus as consumers become more environmentally conscious, yet recycling rates stagnate. Only 14% of plastic packaging is recycled, according to the U.S. Environmental Protection Agency (EPA). Billions of pouches and similar multi-layer plastic laminates, lie buried in landfills. Unrecyclable packaging is more likely to be littered and swept into waterways. An assessment of marine debris by the Global Environment Facility concluded that one cause of debris entering oceans is “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled...”

In the marine environment, plastics break down into indigestible particles that marine life mistake for food. Studies by the EPA suggest a synergistic effect between plastic debris and persistent, bio-accumulative, toxic chemicals. Plastics absorb toxics such as polychlorinated biphenyls and dioxins from water or sediment and transfer them to the marine food web and potentially to human diets. If no actions are taken, oceans are expected to contain more plastic than fish by 2050!

Making all packaging recyclable, if possible, is the first step needed to reduce the threat posed by plastic pollution. Better management of plastic could save consumer goods companies $4 billion a year. Companies who aspire to corporate sustainability yet use these risky materials need to explain why they use unrecyclable packaging. Other companies who manufacture and sell food and household goods are moving towards recyclability. Walmart uses sustainable packaging guidelines to incentivize its suppliers to increase the amount of packaging they use that can be recycled. Colgate-Palmolive, PepsiCo, Procter & Gamble, Unilever, and Walmart have all developed packaging recyclability goals.

RESOLVED: Shareowners of Kroger request that the board of directors issue a report, at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use unrecyclable brand packaging.

Supporting Statement: Proponents believe that the report should include an assessment of the reputational, financial and operational risks associated with continuing to use unrecyclable brand packaging and, if possible, goals and a timeline to phase out unrecyclable packaging.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger recognizes the important role our company plays as a good steward of the environment, including efforts to reduce packaging and increase recyclability. We focus on reducing waste through our commitment to be a Zero Waste Company (diverting at least 90% of waste from landfills) by 2020 (as of 2017, Kroger had diverted more than 75% of its waste), and as part of our Zero Hunger I Zero Waste social impact plan to end hunger in our communities and eliminate waste across the company by 2025.

In 2016, Kroger announced its 2020 Sustainability Goals. One of these goals specifically focuses on improvements in Our Brands packaging:

Goal: 100% Our Brands Packaging Optimization

By 2020, Kroger will optimize packaging in Our Brands by following a balanced, multi-pronged approach that considers design attributes including but not limited to food safety, shelf life, availability, quality, material type and source, function, recyclability and cost. Through the design optimization process, Kroger will strive to increase the recyclability of Our Brands manufactured plastic packaging.

This goal has many parts. The detailed packaging optimization goals for 2020 and an update on our progress can be found at http://sustainability.kroger.com/2020-goals.html.

Source Reduction

The focus on Our Brands packaging is intended to reduce the amount of plastics in our packaging, increase recycled content and certified virgin fiber, plus increase recyclability.

The Our Brands packaging team is designing product packages that use less plastic, helping Kroger make significant progress on our goal to reduce plastic in Our Brands packaging by 10 million pounds by 2020. By the end of 2017, we reached the 9.8-million-pound mark. Hence, Kroger is on track to achieve our goal well ahead of schedule.

The biggest example of source reduction is the redesign of Our Brands gallon milk jug. Our new milk jug still is made of the same 100% recyclable high density polyethylene as the old jugs, but our unique design allows us to use approximately 10% less plastic while retaining the same performance. This lighter-weight milk jug is currently in production at six Kroger dairies:

•	Centennial Farms Dairy in Atlanta, Georgia;
•	Heritage Farms Dairy in Murfreesboro, Tennessee;
•	Jackson Hutchinson Dairy in Hutchinson, Kansas;
•	Michigan Dairy in Livonia, Michigan;
•	Vandervoort Dairy in Ft. Worth, Texas; and
•	Westover Dairy in Lynchburg, Virginia.

We will continue to roll out the new jug throughout 2018 at additional facilities. We will also continue to identify other projects to reduce packaging at the source and promote sustainable packaging across our operations.

Recycling Solutions

We also offer a popular in-store plastics recycling program for our customers – typically located in our store lobbies. We accept several types of Our Brands packaging, such as clean and dry plastic shopping bags, bread and produce bags, bottled water case wraps, and bathroom tissue and diaper plastic overwraps. We also accept national brand product packaging types that are compatible with in-store drop-off programs. In addition, Kroger associates use this program to recycle pallet shrink wrap. In 2017, we collected more than 37.9 million pounds of plastic through this program.

Customer Communication

We continue to improve our product labels as part of our packaging updates to help increase awareness among our customers about how to recycle our packaging. We label recyclable Our Brands products according to the Federal Trade Commission’s Green Guides, prompting our customers to “Please Recycle.” As we update our packaging labels, we clearly denote when packaging, such as plastic, paper and aluminum containers, is recyclable. Where a shrink sleeve may interfere with the recyclability of a plastic bottle, we are adding a tear perforation and the message “Remove Label to Recycle Bottle” to the labels. Similarly, where products use plastic overwrap that can be recycled through our in-store plastics recycling programs, we are adding language to the overwrap that directs our customers to “Please Recycle at your local, Kroger Family of Stores drop-off location.”

Reusable Bags and Plastic Containers

While helping recycle plastic bags, we strongly advocate for transitioning to reusable bags and encourage customers to change their habits by offering a wide variety of reusable bags; in fact, each year, we sell millions of these reusable bags to our customers. Additionally, many parking lots at our Kroger Family of Stores have signs on the cart corrals that remind our customers to bring their reusable bags into our stores. Simple reminders like these can further reduce plastic bag waste and encourage customers to change their shopping habits.

We also ship fresh produce to our stores using reusable plastic containers (RPCs), which improve product quality and significantly reduce waste by eliminating the use of cardboard boxes. We continue to increase our volume of fresh produce shipped in RPCs, and used 140 million containers in 2017.

Advocacy

We are actively engaging in industry collaboration groups and directly with our stakeholders on these topics. To accelerate efforts to achieve our packaging goals, Kroger joined the Sustainable Packaging Coalition in 2017.

We believe our participation will accelerate our progress and help advance industry-wide and supply chain-wide initiatives to move the needle on recyclability and identify suppliers who can support our sustainable packaging goals.

Guided by our 2020 Sustainability Goals and our Zero Hunger I Zero Waste social impact plan, Kroger will continue to support plastic waste reduction, find optimized solutions for packaging and create opportunities for our associates and customers to recycle plastics in our stores. We will continue to optimize Our Brands packaging in ways that support our financial, environmental and social responsibilities to our customers, shareholders and other stakeholders.

The proposal asks that Kroger issue a report on unrecyclable packaging material. Kroger publishes details on our sustainability goals, initiatives, and progress against our targets in our Sustainability Report and on our website (http://sustainability.kroger.com). Given our extensive reporting and our strong focus on ensuring we are responsible stewards of the environment, the Board believes that issuing a report on unrecyclable packaging would be unnecessary and would consume time and resources that are best spent on executing on our sustainability programs and targets.

We urge you to support these efforts and vote AGAINST this proposal.

Item No. 7 Shareholder Proposal – Renewable Energy

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“WHEREAS: The long term interests of shareholders are best served by companies that operate their businesses in a sustainable manner, focused on long term value creation. This is particularly important in the context of climate change. To mitigate the worst impacts of climate change, global warming must be limited to under 2 degrees Celsius (IPCC 2013), a goal consistent with the internationally recognized Paris Agreement.

Kroger is one of the world’s largest food retailers, exceeding $115 billion in revenue. It is listed 18th on Fortune’s Fortune 500 list and 40th on Fortune’s Global 500 list. Despite its size and significant carbon impact, Kroger lags behind its peers in establishing greenhouse gas emission reduction targets. Where most companies are reducing carbon, Kroger’s combined Scope 1 & 2 emissions have annually increased since 2013. (Kroger CDP Reports 2012-2017). Investors are concerned that Kroger’s globally significant carbon emissions are not being adequately addressed.

One meaningful way Kroger could reduce its carbon footprint is to expand its use of renewable energy. While making some inroads on energy and supply chain efficiency, Kroger has not instituted comprehensive programs to reduce the carbon impact of its power sourcing. Kroger’s failure to meaningfully invest in renewable energy is in strong contrast to its peers, which are rapidly and profitably scaling renewable energy. Competitor Walmart installed 145 MW of solar at 364 different sites; Target developed 147 MW of solar at 300 sites, and Costco 51 MW. (https://www.seia.org/ solar-means-business-report). Walmart has further committed to 100% renewable electricity, joining other major companies such as Whole Foods Market, IKEA, and Starbucks. (http://there100.org/companies). Target recently announced new science based targets including a 100% renewable energy commitment (https://cleantechnica.com/ 2017/10/19/target-announces-100-renewable-energy-target-amidst-new-climate-policy), aligning with existing goals to install distributed solar power on 500 more stores and distribution centers by 2020. (Target 2015 Corporate Social Responsibility Report).

According to Eric Schmidt, Executive Chairman of Alphabet Inc., “Much of corporate America is buying renewable energy [...] not just to be sustainable, because it makes business sense, helping companies diversify their power supply, hedge against fuel risks, and support innovation in an increasingly cost competitive way.” (Google Green Blog 2014).

While Kroger claims it is committed to reducing its carbon footprint, it has yet to make meaningful commitments to shift its massive energy consumption away from fossil fuel sources. Accelerating renewable energy adoption will help Kroger stay competitive and protect Kroger’s shareholder value into the future as intensifying climate change imposes growing costs on Kroger’s supply chain, physical assets, and shareholders.

RESOLVED: Shareholders request Kroger produce a report, with board oversight, assessing the climate change risk reduction benefits of adopting quantitative, time-bound, enterprise-wide targets for increasing its renewable energy sourcing. The report should be produced at reasonable cost and exclude proprietary information.

SUPPORTING STATEMENT: Shareholders request the report also include discussion of the business risk Kroger faces from climate change; the potential for renewable energy procurement to reduce such risk; and options for increasing renewable energy adoption.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger is committed to environmental sustainability, and we strive to reduce our impact on the environment by proactively reducing carbon emissions in our business over time. We believe the concerns of the proponent are addressed by a number of initiatives, including our 2020 Sustainability Goals and the commitments outlined in Kroger’s Zero Hunger I Zero Waste social impact plan, our vision to end hunger in the communities we call home and eliminate waste across our company by 2025.

Kroger has a history of reducing carbon emissions across our footprint through investments in energy efficiency, renewable energy and refrigerant emissions reductions. We continue to expand the implementation of existing solutions that have proven successful, as well as identify and evaluate new technologies that have the potential to further improve sustainability. As a result, we have demonstrated a long-term reduction trend in carbon emissions intensity (metric tons CO2e per square foot) across our company.

Our Commitments

In 2016, Kroger announced a set of 2020 Sustainability Goals (http://sustainability.kroger.com/2020-goals.html). We continue to make progress toward achieving these goals, which include several goals to address carbon emissions reductions. We will publish our annual Sustainability Report again this year to highlight key achievements and initiatives. More information on Kroger’s 2020 Sustainability Goals and Zero Hunger I Zero Waste can be found at www.thekrogerco.com.

The following is an overview of our key commitments and progress to date in emissions reductions:

Goal: Kroger will reduce cumulative electricity consumption in our stores by 40% by 2020, using 2000 as a baseline year.

Kroger has shown long-term success in reducing energy consumption through the maintenance of existing processes and technologies as well as testing and learning from new technologies. In 2017, we installed new LED lighting in more than 1,500 stores, and we will continue to retrofit remaining stores in 2018. We also participate in the U.S. EPA’s ENERGY STAR program and have more than 790 ENERGY STAR certified Kroger-operated stores to date. We continue to pursue additional ENERGY STAR certifications on an ongoing basis. In fact, we recently earned the 2018 ENERGY STAR Partner of the Year award. As a result of these efforts, we made significant progress on our goal in 2017.

Goal: Kroger will improve transportation efficiency by 20% by 2020, using 2010 as a baseline year.

Our Logistics team continues to track our Ton Miles Per Gallon (TMPG), which effectively looks at how many miles we haul one ton of groceries on one gallon of fuel. By the end of 2017, we had achieved an improvement of 8.1% due to ongoing evaluation of new technologies and increasing efficiencies in how we make deliveries and operate our equipment. In addition, Kroger has committed to adding Tesla Semi electric trucks to its distribution fleet, which require lower energy cost per mile in comparison to conventional diesel tractors.

Goal: Kroger will reduce refrigerant leaks in our supermarket refrigeration systems by 10% annually.

Kroger continues to reduce refrigerant leaks in our stores and sets annual reduction targets through the EPA’s GreenChill Program. In 2017, we achieved our goal to further reduce refrigerant emissions by 10% in our stores as a result of installing refrigerant leak protection systems and an active leak detection program. We are committed to an additional 9% reduction in 2018.

Goal: Kroger will be a Zero Waste Company by 2020 (90% or more of waste diverted away from landfills) and eliminate food waste across our company by 2025.

Kroger previously committed to achieve Zero Waste across our company as part of our 2020 Sustainability Goals. Our current landfill diversion rate is greater than 75%, thanks to our Manufacturing and Logistics teams –both above 90% diversion – and the success of our Zero Hunger I Zero Waste Food Rescue Program. As part of Kroger’s commitment to Zero Hunger I Zero Waste, we set a new industry-leading goal to eliminate food waste across our company by 2025. As a food manufacturer and retailer, the reduction of food waste is an important component of our scope 3 emissions – key to reducing the production of methane, one of the most potent greenhouse gases. We are working with the World Wildlife Fund to assess our food waste impacts, set goals to reduce waste and establish a framework for food waste reporting going forward.

Innovative Approaches

Kroger continues to evaluate and launch solar power installations at our facilities. In 2017, we activated new solar power parking lot installations at three Fry’s supermarket locations. These combined solar power and shade technology projects generate renewable power for our stores as well as cover for our customers’ cars while they shop with us. Collectively, our solar and wind power installations generated more than 14.5 million kWh of power this past year.

In late 2017, Kroger completed installation and activated a new anaerobic wastewater treatment facility at our KB Specialty Foods food production plant in Greensburg, Indiana. This anaerobic digestion process converts the wastewater into renewable biogas, which is used to produce electricity. When running at maximum capacity, the digester can produce up to 30% of the electricity needed to operate the KB Specialty Foods plant. This is Kroger’s second anaerobic digester. The first is the Kroger Recovery System, an anaerobic digester at the Ralphs/Food 4 Less Distribution Center in Compton, California. This facility began operations in late 2012 and is designed to process inedible food and other organic waste into renewable biogas, and ultimately electricity. As with the Greensburg facility, the Compton digester can supply a portion of the distribution center’s power needs.

Looking Ahead

Finally, as part of our ongoing commitment to environmental sustainability, we continue to evaluate the next steps in our carbon reduction strategy. We continue to engage internal and external stakeholders in this discussion, as well as benchmark other companies with leading carbon reduction targets and initiatives. While we remain focused on achieving our 2020 and 2025 goals, we are also reviewing the means and opportunities for further carbon emission reductions in the future.

The proposal asks that Kroger issue a report on renewable energy. Kroger publishes details on our sustainability goals, initiatives, and progress against our targets in our Sustainability Report and on our website (sustainability.kroger.com). Given our extensive reporting and our strong focus on ensuring we are responsible stewards of the environment, the Board believes that issuing a report on renewable energy would be unnecessary and would consume time and resources that are best spent on executing on our sustainability programs and targets.

We urge you to support the furthering of our current programs and vote AGAINST this proposal.

Item No. 8 Shareholder Proposal – Independent Chairman

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“RESOLVED: Shareowners of The Kroger Co. (“Kroger”) ask the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board to be an independent member of the Board. This policy shall apply prospectively so as not to violate any contractual obligation. The policy should provide that (i) if the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the policy within 60 days of that determination; and (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair.

SUPPORTING STATEMENT:

Except for brief “apprenticeship” periods at the outset of their CEO service, Kroger CEOs have also held the role of Board Chair for many decades. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel’s former Chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent Board Chair who can provide a balance of power between the CEO and the Board and support strong Board oversight.

Proxy advisor Glass Lewis opined in a 2016 report that “shareholders are better served when the board is led by an independent Chairman who we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exist when a CEO or other executive also serves as Chairman.” (www.glasslewis.com/wp-content/uploads/2016/03/2016-In-Depth-Report-INDEPENDENT-BOARD-CHAIRMAN.pdf)

An independent Board Chair has been found in academic studies to improve the performance of public companies, although evidence overall is inconclusive. While separating the roles of Chair and CEO is the norm in Europe, 48% of S&P 500 company boards have also implemented this best practice. (www.spencerstuart.comt-/media/pdr/020files/research%20and%20insight%20pdfs/spencer-stuart-us-board-index-2016.pdf)

We believe that independent Board leadership would be particularly useful at Kroger in providing more robust oversight regarding sustainability issues. We agree with the recent observations by State Street Global Advisors’ CEO that “a long-term horizon requires a focus on sustainability” and that boards “are often better-equipped than the day-to-day management to see these issues over longer time horizons.” (www.ssga.com/investment-topics/environmental-social-governance/2017/long-term-value-be gins-at-the-board-eu.pdf)

Kroger continues to risk its reputation by selling produce treated with neonicotinoids, a group of insecticides highly toxic to bees. Kroger has refused to join the Fair Food Program to ensure equitable treatment of farm workers. Kroger also faces reputational risk associated with its responses to the impacts of food production on deforestation. Independent Board leadership would, we think, more likely result in improved policies and practices to mitigate these business risks.

We urge shareholders to vote for this proposal.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

The Board should have the flexibility to determine the Board’s structure tailored to Kroger’s needs at any time, including separating or combining the roles of Chairman and CEO.

Kroger’s Board is structured to provide the most effective leadership for our shareholders. Our shareholders’ interests are best served when the company retains the flexibility to select the appropriate person to serve in the Chairman’s role given the changing circumstances of the retail food marketplace. The Board believes that the proponent’s rigid “one size fits all” proposal is not in the best interest of shareholders and should be rejected. Kroger has a balanced governance structure in which independent directors, including an independent Lead Director, exercise meaningful and vigorous oversight. Kroger’s Board is led by a strong independent Lead Director who serves the same functions as a Chairman and provides the safeguards that the proposal seeks.

Kroger’s independent Lead Director has robust responsibilities that ensure a strong, independent and active board that complements the Chairman’s role.

The Lead Director’s robust duties and responsibilities are addressed in detail in the Guidelines which are available at ir.kroger.com. The Lead Director serves a variety of roles, including:

•	Reviewing and approving all Board meeting agendas, meeting materials, and schedule;

•	Serving as a liaison between the Chairman and the independent directors;

•	Presiding at the regularly conducted executive sessions of independent directors and meetings of the Board when the Chairman is not present;

•	Calling an executive session of the independent directors at any time; and

•	Serving as the Board’s representative for any consultation and direct communication if requested by major shareholders.

While our current Chairman is also the CEO, this structure is a reflection of the Board’s current view that both Kroger and our shareholders would not be best served by separation the roles at this time given the important skills and industry expertise that our CEO brings to the Board, particularly given Kroger’s current transformation under the Restock Kroger plan. However, the Board routinely reviews Kroger’s leadership structure which includes a discussion of Kroger’s performance, the impact that the leadership has on that performance, and the structure that best serves the interests of shareholders.

Our strong governance practices ensure our Board’s independent leadership and oversight. The Board has instituted structures and practices, in addition to the independent Lead Director, that create a balanced governance system of independent and effective oversight, including:

•	all of Kroger’s Board members are independent, except for the CEO;

•	all members, including chairpersons, of each of the Board committees are independent;

•	the full Board of independent directors annually evaluate the CEO’s performance, led by the independent Lead Director;

•	the full Board and each committee performs annual self-assessments;

•	the Board is committed to board refreshment and diversity; and

•	the Board and each of its committees have unfettered access to management and the authority to retain independent advisors, as they deem appropriate.

Contrary to the assertions in the proponent’s supporting statement, there is no established consensus that separating the roles of the Chairman and the CEO is a best practice or that such a separation enhances returns for shareholders. The authors of a 2004 Wharton School of Business article entitled “Splitting Up the Roles of CEO and Chairman: Reform or Red Herring?” (http://knowledge.wharton.upenn.edu/article.cfm?articleid=987) concluded that there is no evidence that separating the positions of Chairman and CEO improves corporate performance. In “Corporate Governance Update: Analyzing Aspects of Board Composition,” David A Katz and Laura A. McIntosh, New York Law Journal, January 26, 2012, the authors concluded that from a board effectiveness perspective, there is no need to separate the roles of Chairman and CEO so long as there is an effective lead director in place. In addition, the majority of U.S. companies have not implemented the structure recommended by the proposal.

The Board will continue to review Kroger’s leadership structure to ensure that the structure best addresses Kroger’s evolving and dynamic business in consultation with the current Board and our shareholders. The Board believes that eliminating the flexibility to determine which type of leadership structure is not in our shareholders’ best interests.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Shareholder Proposals and Director Nominations – 2019 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2019 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 15, 2019. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules. If a shareholder submits a proposal outside of Rule 14a-8 for the 2019 annual meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal.

In addition, Kroger’s Regulations contain an advance notice of shareholder business and director nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2019 annual meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later than March 31, 2019 and comply with the requirements of the Regulations. If Item No. 3 on proxy access is approved by the requisite vote at the 2018 Annual Meeting, eligible shareholders will have the ability to submit director nominees for inclusion in our proxy statement for the 2019 annual meeting of shareholders. As described in more detail in Item No. 3, to be eligible, shareholders must have owned at least 3% of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 16, 2018 and no later than January 15, 2019.

Shareholder proposals, director nominations, including, if applicable pursuant to proxy access, and advance notices should be addressed in writing to: Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

2017 Annual Report

Attached to this Proxy Statement is our 2017 Annual Report which includes a brief description of our business, including the general scope and nature thereof during fiscal year 2017, together with the audited financial information contained in our 2017 Annual Report on Form 10-K filed with the SEC. A copy of that report is available to shareholders on request without charge by writing to: Carin Fike, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202 or by calling 513-762-1220. Our SEC filings are available to the public on the SEC’s website at www.sec.gov.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

The management knows of no other matters that are to be presented at the meeting, but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,

Christine S. Wheatley, Secretary

Appendix A

Proposed Proxy Access Provision

(3)    (a) Subject to the requirements of this Section 2, the Company shall include in its proxy statement and on its proxy card for any annual meeting of shareholders the name of any director nominee proposed by a shareholder for election to the Board of directors who is properly submitted pursuant to this Section 2(B)(3) (each a “Proxy Access Nominee”) provided that (i) timely written notice of such Proxy Access Nominee satisfying this Section 2(B)(3) (“Proxy Access Nomination Notice”) is delivered to the Company by or on behalf of a shareholder or group of shareholders that, at the time the Proxy Access Nomination Notice is delivered, satisfy the ownership and other requirements of this Section 2(B)(3) (such shareholder or shareholders, and any person on whose behalf they are acting, the “Eligible Shareholder”), (ii) the Eligible Shareholder expressly elects in writing at the time of providing the Proxy Access Nomination Notice to have its nominee included in the Company’s proxy statement pursuant to this Section 2(B)(3), and (iii) the Eligible Shareholder and the Proxy Access Nominee otherwise satisfy the requirements of this Section 2(B)(3) and the criteria for Board membership set forth in the Board of directors’ Guidelines on Issues of Corporate Governance or other document(s) setting forth qualifications for directors (the “Board Qualifications”).

(b)    To be timely, the Eligible Shareholder must deliver to the secretary of the Company at the principal office of the Company the Proxy Access Nomination Notice not later than the close of business on the 120th calendar day nor earlier than the close of business on the 150th calendar day prior to the date on which the Company’s proxy statement for the prior year’s annual meeting of shareholders was first mailed to shareholders provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, to be timely, notice by the shareholder must be delivered by the 10th day following the day on which a public announcement of the subject meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders commence a new time period (or extend any time period) for the submission of such Proxy Access Nomination.

(c)    In addition to including the name of the Proxy Access Nominee in the Company’s proxy statement for the annual meeting of shareholders, the Company also shall include (i) the information concerning the Proxy Access Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”) and (ii) a Statement (defined below) (collectively, the “Required Information”). To be timely, the Required Information must be received by the secretary of the Company at the principal office of the Company within the time period specified in Section 2(B)(3)(b). Nothing in this Section 2(B)(3) shall limit the Company’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Nominee.

(d)    The number of Proxy Access Nominees (including Proxy Access Nominees who were (i) submitted by an Eligible Shareholder for inclusion in the Company’s proxy statement pursuant to this Section 2(B)(3) that the Board of directors decides to nominate or (ii) previously elected based upon a nomination pursuant to this Section 2(B)(3) at any of the preceding two annual meetings and are being recommended for reelection by the Board of directors at the upcoming annual meeting) shall not exceed the greater of two or twenty percent of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2(B)(3) (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below twenty percent (the “Permitted Number”); provided, however, that the Permitted Number shall be reduced (but not below one) by the number of director nominees for which the Company received one or more valid notices that a shareholder intends to nominate a person or persons for election to the Board of directors at an annual meeting of shareholders pursuant to Section 2B(2). In the event that, for any reason, one or more vacancies on the Board of directors occurs at any time after the Final Proxy Access Nomination Date and before the date of the annual meeting of shareholders and the Board of directors resolves to reduce the size of the Board of directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Proxy Access Nominees submitted by Eligible Shareholders pursuant to this Section 2(B)(3) exceeds the Permitted Number, each Eligible Shareholder shall select one Proxy Access Nominee for inclusion in the Company’s proxy statement until the Permitted Number is reached, going in order of the amount (greatest to least) of voting power of the shares of the Company entitled to vote on the election of directors as disclosed in the Notice. If the Permitted Number is not reached after each Eligible Shareholder has selected one Proxy Access Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e)    An Eligible Shareholder must have owned (as defined below) continuously for at least three years a number of shares that represents three percent or more of the total voting power of the Company’s outstanding shares entitled to vote in the election of directors as of the most recent date prior to the submission of the Proxy Access Nomination Notice for which such amount is given in any filing by the Company with the SEC (the “Required Shares”) as of both the date the Proxy Access Nomination Notice is received by the Company in accordance with this Section 2(B)(3) and the record date for determining shareholders entitled to vote at the annual meeting of shareholders and must continue to own the Required Shares through the meeting date. For purposes of satisfying the ownership requirement under this Section 2(B)(3), the voting power represented by the shares of the Company owned by one or more shareholders, or by the person or persons who own shares of the Company and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty, and a group of two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer (or by a group of related employers that are under common control), or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one shareholder or person for this purpose. With respect to any annual meeting of shareholders, no person may be a member of more than one group of persons constituting an Eligible Shareholder under this Section 2(B)(3).

(f)    For purposes of this Section 2(B)(3), an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Company as to which the person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (1) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the Company’s outstanding shares, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice and provides a representation that it will promptly recall such loaned shares upon being notified that any of its Proxy Access Nominees will be included in the Company’s proxy statement, or the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2(B)(3), the term “affiliate” shall have the meaning ascribed thereto pursuant to the proxy rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(g)    Within the time period specified in Section 2(B)(3)(b) for the Proxy Access Nomination Notice, an Eligible Shareholder must provide in writing to the secretary of the Company, with respect to the Shareholder Nominee, in addition to the information and representations required to be provided in the shareholder’s notice pursuant to Section 2(B)(2), representations and agreements that such person: (i) has read and agrees to adhere to the Company’s code of conduct, corporate governance guidelines, conflict of interest, confidentiality and share ownership and securities trading policies, and any other policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement; (ii) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, and (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification (a “Compensation Arrangement”) in connection with such person’s nomination for director and/or service as a director, that has not been disclosed to the Company. At the request of the Company, the Proxy Access Nominee must complete, sign and submit all questionnaires required of the Board of directors within five business days of receipt of each such questionnaire from the Company and provide within five business days of the Company’s request such additional information as the Company determines may be necessary to permit the Board of directors to determine whether such Proxy Access Nominee meets the requirements of this Section 2(B)(3) and/or satisfies the Board Qualifications, including whether: (1) such Proxy Access Nominee is independent under the listing standards of each principal U.S. exchange upon which the Company’s shares are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of directors in determining and disclosing the independence of members of the Board of directors (the “Independence Standards”), (2) such Proxy Access Nominee has any direct or indirect relationship with the Company, and (3) such Proxy Access Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(h)    Within the time period specified in Section 2(B)(3)(b) for the Proxy Access Nomination Notice, an Eligible Shareholder must provide the following information, representations and agreements: (i) the information and representations that would be required to be set forth in shareholder’s notice of a nomination pursuant to Section 2(B)(1); (ii) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Nomination Notice is received by the secretary of the Company, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide (1) written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date by not later than the close of business on the fifth business day after (A) the record date (if, prior to the record date, the Company (x) disclosed such date by press release or any filing with the SEC or (y) delivered a written notice of the record date (including by electronic mail) to the Eligible Shareholder) or (B) the date on which the Company delivered to the Eligible Shareholder written notice (including by electronic mail) of the record date (if such notice is provided after the record date); and (2) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the annual meeting of shareholders; (iii) documentation satisfactory to the Company demonstrating that a group of funds are entitled to be treated as one shareholder or person for purposes of this Section 2(B)(3); (iv) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder): (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Company, and does not presently have such intent, (2) has not nominated and will not nominate for election to the Board of directors at the meeting any person other than the Proxy Access Nominee(s) being nominated pursuant to this Section 2(B)(3), (3) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of shareholders other than its Proxy Access Nominee(s) or a nominee of the Board of directors, (4) will not distribute to any shareholder any form of proxy for the annual meeting of shareholders other than the form distributed by the Company, and (5) has provided and will provide facts, statements and other information in all communications with the Company and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (v) a description of all agreements, arrangements or understandings between the Eligible Shareholder and each Shareholder Nominee and any other person or persons, including the Shareholder Nominee, such beneficial owners and control persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Eligible Shareholder or that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the Eligible Shareholder making the nomination and any beneficial owner or control person on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee were a director or executive officer of such registrant (the “Related Person Agreements”); (vi) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Company; (vii) a representation as to whether the shareholder intends to be or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least 10% of the shares entitled to vote or otherwise solicit proxies from shareholders in support of such proposal or nomination; and (viii) the written consent of each Proxy Access Nominee to be named in the Company’s proxy statement as a nominee and to serve as a director if elected; (ix) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act; (x) in the case of a nomination by a group of shareholders that together is is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nominations and matters related thereto, including withdrawal of the nomination; and (xi) an undertaking that the Eligible Shareholder agrees to: (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Company’s shareholders or out of the information that the Eligible Shareholder provides to the Company, (2) indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any solicitation or other activity by the Eligible Shareholder in connection with its efforts to elect the Proxy Access Nominee pursuant to this Section 2(B)(3), (3) file with the SEC any solicitation with the Company’s shareholders relating to the meeting at which the Proxy Access Nominee will be nominated, regardless of whether any such filing is required pursuant to the proxy rules of the Securities and Exchange Commission or whether any exemption from filing is available for such solicitation pursuant to the proxy rules of the SEC, and (4) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting.

(i)    The Eligible Shareholder may with its Proxy Access Nomination Notice, provide to the secretary of the Company, a written statement for inclusion in the Company’s proxy statement for the annual meeting of shareholders, not to exceed 500 words per Proxy Access Nominee, in support of each Proxy Access Nominee it names in its Notice (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2(B)(3), the Company may omit from its proxy statement any information or Statement that it believes would violate any applicable law, rule, regulation, or listing standard.

(j)    In the event that any information or communications provided by the Eligible Shareholder or Proxy Access Nominee to the Company or its shareholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Proxy Access Nominee, as the case may be, shall promptly notify the secretary of the Company of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(k)    The Company shall not be required to include pursuant to this Section 2(B)(3), any Proxy Access Nominee in its proxy materials (or, if the proxy materials have already been filed, to allow the nomination of a Proxy Access Nominee, notwithstanding that proxies in respect of such vote may have been received by the Company) if (i) the Eligible Shareholder has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of shareholders other than its Proxy Access Nominee(s) or any other nominee of the Board of directors, (ii) the Proxy Access Nominee is determined by the Board of directors not to be independent under the Independence Standards, (iii) the Proxy Access Nominee’s election as a director would cause the Company to be in violation of these Regulations, the Company’s certificate of incorporation, the Board Qualifications, the listing standards of the principal exchange upon which the Company’s shares are traded, or any applicable state or federal law, rule or regulation, (iv) the Proxy Access Nominee is or becomes a party to any undisclosed Voting Commitment or Compensation Arrangement, (v) the Proxy Access Nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) the Proxy Access Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (vii) the Proxy Access Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act, or (viii) the Proxy Access Nominee or the applicable Eligible Shareholder shall have provided information to the Company in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, and/or obligations pursuant to this Section 2(B)(3).

(l)    Notwithstanding anything to the contrary set forth herein, if (a) the Proxy Access Nominee and/or the applicable Eligible Shareholder shall have breached its or their agreements, representations, undertakings and/or obligations pursuant to this Section 2(B)(3), as determined by the Board of directors or the person presiding at the meeting, or (b) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2(B)(3), the Board of directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company and the Company shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder.

(m)    Any Shareholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of shareholders but either (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive at least twenty percent of the votes cast in favor of the Proxy Access Nominee’s election, shall be ineligible to be a Proxy Access Nominee pursuant to this Section 2(B)(3) for the next two annual meetings of shareholders following the meeting for which the Shareholder Nominee has been nominated for election.

(n)    This Section 2(B)(3) provides the exclusive method for shareholders to include nominees for director in the Company’s proxy materials with respect to an annual meeting of shareholders.

THE KROGER CO. 1014 VINE STREET CINCINNATI, OH 45202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E47733-P09449	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KROGER CO.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees:	For	Against	Abstain
	1a. Nora A. Aufreiter	☐	☐	☐	The Board of Directors recommends that you vote FOR proposals 2, 3, 4 and 5.			For	Against	Abstain
	1b. Robert D. Beyer	☐	☐	☐	2.	Approval, on an advisory basis, of Kroger’s executive compensation.		☐ ☐	☐ ☐	☐ ☐
	1c. Anne Gates	☐	☐	☐	3.	Approval of an amendment to Kroger’s Regulations to adopt proxy access.
	1d. Susan J. Kropf	☐	☐	☐	4.	Approval of an amendment to Kroger’s Regulations to permit Board amendments in accordance with Ohio law.		☐	☐	☐
	1e. W. Rodney McMullen	☐	☐	☐	5.	Ratification of PricewaterhouseCoopers LLP, as auditors.		☐	☐	☐
	1f. Jorge P. Montoya	☐	☐	☐	The Board of Directors recommends that you vote AGAINST proposals 6, 7 and 8.			For	Against	Abstain
	1g. Clyde R. Moore	☐	☐	☐	6.

A shareholder proposal, if properly presented, to issue a report assessing the climate benefits and feasibility of adopting enterprise-wide, quantitative, time bound targets for increasing renewable energy sourcing.

								☐	☐	☐
	1h. James A. Runde	☐	☐	☐
	1i. Ronald L. Sargent	☐	☐	☐	7.

A shareholder proposal, if properly presented, to issue a report providing quantitative metrics on supply chain impacts on deforestation, including progress on time bound goals for reducing such impacts.

								☐	☐	☐
	1j. Bobby S. Shackouls	☐	☐	☐
	1k. Mark S. Sutton	☐	☐	☐	8.	A shareholder proposal, if properly presented, to adopt a policy and amend the bylaws as necessary to require the Chair of the Board to be independent.		☐	☐	☐
					NOTE: Holders of common shares of record at the close of business on May 2, 2018, will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

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E47734-P09449

THE KROGER CO. 2018 Annual Meeting of Shareholders June 28, 2018 11:00 AM Eastern Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of ROBERT D. BEYER, W. RODNEY McMULLEN, and RONALD L. SARGENT, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposals 2, 3, 4 and 5, and AGAINST Proposals 6, 7 and 8.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, you must bring either: (1) the notice of the meeting that was separately mailed to you or (2) the top portion of your proxy card, either of which will be your admission ticket. You must also bring valid photo identification, such as a driver’s license or passport. We reserve the right to exclude any person who cannot provide an admission ticket and valid photo identiﬁcation.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11:00 AM Eastern Time on June 28, 2018.

Continued and to be signed on reverse side